EXHIBIT 10.1

Dated	6 July 2013
(1) MYRIAD HEALTHCARE LIMITED (to become CARING HOMES HEALTHCARE GROUP LIMITED)
(2) CARING HOMES HEALTHCARE GROUP LIMITED (to become GA HC REIT II CH U.K. SENIOR HOUSING PORTFOLIO LTD)
(3) CONSENSUS SUPPORT SERVICES LIMITED
(4) CONSENSUS HOLDCO LIMITED
(5) CONSENSUS NEWCO LIMITED
(6) GA HC REIT II U.K. SH ACQUISITION LTD
(7) GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
(8) PAUL JEFFERY
(9) GLENTWORTH HOUSE LIMITED
(10) WALSTEAD PLACE RESIDENTIAL HOME LIMITED
(11) CARING HOMES (L’HERMITAGE) LIMITED
(12) MHL HOLDCO LIMITED

AGREEMENT IN RESPECT OF THE LEASING OF THE CARING HOMES ELDERLY CARE HOME PORTFOLIO AND OTHER MATTERS RELATING TO MHL HOLDCO LIMITED AND ITS SUBSIDIARIES
Speechly Bircham LLP 6 New Street Square London EC4A 3LX Tel: +44 (0) 20 7427 6400 Fax: +44 (0) 20 7427 6600

Contents
Page

1.	Definitions and Interpretations 3

2.	Suspended Provisions 12

3.	Umbrella Terms for PropCo/Elder Care Co Lease Arrangements 12

3.1	Master Lease 12

3.2	Kingsclear and Oakenholt 14

3.3	Cross Default 14

3.4	Substitution and Withdrawal 16

3.5	Corporate Level Covenants and Undertakings 16

3.6	Rent 22

3.7	Required CapEx Expenditures 22

3.8	Property Strategic Capital Expenditures 23

4.	GA REIT Board Observer 23

5.	PropCo’s Right of First Offer 24

6.	Consensus Guarantee and Collateral Security 26

6.1	Consensus Guarantee and Collateral Security 26

6.2	Staged Release Mechanism 26

6.3	Letter of Credit 30

7.	Developments 31

7.1	Financing and Acquisition of Current Developments and Future Developments 31

7.2	Put Option For Non-Financed New Construction 36

8.	Acquisitions 38

9.	GA REIT Affiliates 39

10.	Financing Co-Operation 39

11.	Governance and Reporting 41

11.1	Reporting Requirements 41

11.2	Co-Operation on 3-05 and/or 3-14 Audit 42

11.3	Continuing Reporting Requirements 43

11.4	Costs 43

12.	Tax 43

12.1	Value Added Tax 43

12.2	Construction Industry Scheme 44

12.3	Substitution and Withdrawal 46

12.4	Capital Allowances 47

12.5	Structure of loans from PropCo or GA REIT 49

13.	Guarantees and Undertakings 50

13.1	New Group HoldCo Guarantee 50

13.2	GA REIT Undertaking 53

14.	Costs 53

15.	Notice 53

16.	Interest 55

17.	Severance 55

18.	Third Party Rights 55

19.	Successors 56

20.	Counterparts 56

21.	Entire agreement 56

22.	Remedies 56

23.	Governing Law and Jurisdiction 56

Schedule 1 Development Appraisal Information	57

Schedule 2 Information to be provided in respect of Acquisition Proposals	58

Schedule 3 Substitution and Withdrawal	59

Schedule 4 Open Market Rent	65

Schedule 5 List of Thunderbird Properties	69

Schedule 6 Property Strategic Capital Expenditure	72

Schedule 7 Deed of Adherence	77

Schedule 8 PJ Related Party Activities	78

Schedule 9 Gretton Homes	79

Schedule 10 Homes within Five Miles of Each Other	80

Appendix 1: Structure Diagram

Appendix 2: Consensus Security Package

Appendix 3: SPV Share SPA

Appendix 4: Asset Purchase Agreement

Appendix 5: VAT Group

DATE            6 July 2013
PARTIES

(1)
MYRIAD HEALTHCARE LIMITED (which company will change its name before SPA Completion (as defined) to CARING HOMES HEALTHCARE GROUP LIMITED) incorporated and registered in England and Wales with company number 06367517 whose registered office is at Bradbury House, 830 The Crescent, Colchester Business Park, Colchester, Essex CO4 9YQ (Elder Care Co);

(2)
The company that is currently called CARING HOMES HEALTHCARE GROUP LIMITED incorporated in England and Wales with company number 04258255 whose registered office is at Bradbury House, 830 The Crescent, Colchester Business Park, Colchester, Essex CO4 9YQ (PropCo);

(3)	CONSENSUS SUPPORT SERVICES LIMITED, a company incorporated in England and Wales with number 04081379 whose registered office is at Bradbury House aforesaid (Consensus);

(4)	CONSENSUS HOLDCO LIMITED, a company incorporated in England and Wales with number 8587560 whose registered office is at Bradbury House aforesaid (Consensus HoldCo);

(5)	CONSENSUS NEWCO LIMITED, a company incorporated in England and Wales with number 8587791 whose registered office is at Bradbury House aforesaid (Consensus NewCo);

(6)	GA HC REIT II U.K. SH ACQUISITION LTD., a company incorporated in England and Wales with number 8573184 whose registered office is at 32 Threadneedle Street, London EC2R 8AY (GA Acquisition);

(7)	GRIFFIN-AMERICAN HEALTHCARE REIT II, INC., a company incorporated in Maryland, USA, or its successors (GA REIT);

(8)	PAUL JEFFERY of Stable House, Cockaynes Lane, Alresford, Colchester, Essex CO7 8BZ (PJ);

(9)	GLENTWORTH HOUSE LIMITED a company incorporated in England and Wales with number 05075900 whose registered office is at Bradbury House aforesaid (Glentworth);

(10)	WALSTEAD PLACE RESIDENTIAL HOME LIMITED a company incorporated in England and Wales with number 02144545 whose registered office is at Bradbury House aforesaid (Walstead);

(11)	CARING HOMES (L’HERMITAGE) LIMITED a company incorporated in Jersey with number 75107 whose registered office is at P.O. Box 781. 8 Church Street, St Helier, Jersey JE4 0SG (L’Hermitage)

(12)	MHL HOLDCO LIMITED a company incorporated company incorporated in England and Wales with number 08585667 whose registered office is at Bradbury House aforesaid (New Group Holdco)
RECITALS

A.1.1
Following a decision by Elder Care Co to seek a party from whom to raise finance through the disposal and leaseback of its elderly care home portfolio, Elder Care Co and GA REIT have agreed to enter into agreements that will result in the acquisition by GA REIT of certain assets, including the freehold interest in the Portfolio Properties, the leasing of those properties to Elder Care Co and the establishing of a long term framework within which to collaborate to develop and manage the Caring Homes elderly care home portfolio.

A.1.2
To implement this arrangement, Elder Care Co and GA Acquisition have entered into a conditional sale and purchase agreement pursuant to which the entire issued share capital of PropCo, the company which (directly or through its subsidiaries) owns the current 44 Portfolio Properties, is to be sold to GA Acquisition (the SPA).

A.1.3
The SPA is conditional upon completion of a business transfer agreement pursuant to which the entire business and assets of PropCo (including its name Caring Homes Healthcare Group, but specifically excluding the Portfolio Properties) are to be transferred to Elder Care Co (the BTA). Under the terms of the BTA, upon completion thereof, Elder Care Co will be granted a lease of each of the 44 Portfolio Properties by PropCo (directly or through its subsidiaries). The BTA is itself conditional upon obtaining the requisite registrations by the English Care Quality Commission and the Scottish and Jersey care authorities.

A.1.1
Upon completion of the SPA, New Group Holdco shall be the holding company of Elder Care Co, Consensus HoldCo, Glentworth and the other companies in the structure shown in the structure diagram attached at Appendix 1 of this agreement. As indicated in that structure diagram, Consensus HoldCo shall be a wholly owned subsidiary of New Group HoldCo and be the holding company of Consensus and Consensus NewCo. Consensus NewCo is a wholly owned subsidiary of Consensus HoldCo and shall hold those assets in the Consensus Packages which have been released from the Collateral Security in accordance with clause 6.2 (Staged Release Mechanism).

A.1.2
Elder Care Co and GA Acquisition have agreed to work together to build the value of the Portfolio by: (i) improving the quality of assets which make up the Portfolio (including by way of Substitution and Withdrawal); (ii) increasing the size of the Portfolio by acquiring and developing additional properties in accordance with the terms of this agreement and the Facility Agreement; (iii) implementing Property Strategic Capital Improvements in accordance with this Agreement; implementing development expenditure in accordance with the terms of this agreement and (iv) increasing the Lease Coverage Ratio and the covenant strength of Elder Care Co as tenant under the Portfolio Leases.

A.1.3
To record those matters which relate to the overall legal relationship between Elder Care Co and its group and GA Acquisition, those which are generic to the Portfolio Leases and those which relate to the manner in which Elder Care Co and GA Acquisition will work together in the future to develop, manage and to build the value of the Portfolio, the parties have agreed to enter this umbrella agreement.

OPERATIVE PART

1.	DEFINITIONS AND INTERPRETATIONS

1.1	The definitions and rules of interpretation in this clause apply in this agreement.
Affiliate: means, in relation to an entity, any subsidiary undertaking or parent undertaking of that entity and any subsidiary undertaking of such subsidiary undertaking or parent undertaking, in each case from time to time. For the avoidance of doubt, an affiliate includes all indirect subsidiaries of an entity;
Aggregate Earnings: means, subject to paragraph 3.4.4(d), for any Rent Cover Test Period, the sum without duplication of the following for the tenants under the Portfolio Lease or any one or group of them, as the context may require: Net Income, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) the amount of rent payable pursuant to said lease or leases, all of the foregoing determined in accordance with IFRS, (f) the Management Fee and (g) non-cash related losses (or reversal of such losses) associated with the impairment of long-lived assets, minus (X) gains from any sale of assets, other than sales in the ordinary course of business and (Y) other extraordinary or non-recurring gains;
Aggregate Rent: means, subject to paragraph 3.4.4(d), the aggregate rent payable by Elder Care Co during the Rent Cover Test Period under all of the Portfolio Leases;
BoS: means Bank of Scotland plc;
BoS Debt: means any amounts owing to or secured by Elder Care Co or any member of the MHL Group in favour of BoS as more particularly described in the Priority Deed and the ranking of which is set out in the Priority Deed;
BoS Warrant: means the warrant to be issued by New Group Holdco immediately following SPA Completion (in agreed form) in favour of BoS to subscribe for up to 10 Legacy Business Shares in New Group Holdco, which if exercised, would result in BoS having the rights conferred on the holder of Legacy Business Shares as set out in the as set out in the agreed form of Articles of Association of New Group Holdco which are to be adopted prior to SPA Completion;
BTA: has the meaning ascribed in Recital (C);
CAA: means the Capital Allowances Act 2001 (or, notwithstanding clause 1.10, any statute, statutory provision or subordinate legislation which it amends or re-enacts it);
Capital Improvement Costs: means the costs of any Property Strategic Capital Improvements made to each Portfolio Property whether paid for by the Landlord or paid for by Elder Care Co and reimbursed by the Landlord (but excluding tenant’s improvements), including (i) all consent fees and other costs imposed by any governmental or local authority, the cost of site preparation, the cost of construction including materials and labour, the cost of supervision and related design, engineering, architectural and other professional services, the cost of any fixtures, and if and to the extent approved by the Landlord, the cost of construction financing; (ii) the cost of any land contiguous to each Portfolio Property which is to become a part of each Portfolio Property purchased for the purpose of placing thereon the Capital Improvement or any part thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same; (iii) the cost of insurance, water and sewerage charges and other utility charges for such Capital Improvement during construction; and (iv) reasonable legal and surveying fees and expenses.
Change of Control: shall occur with respect to Elder Care Co or any Relevant Group Company if:
(a) any person having previously Controlled Elder Care Co or a Relevant Group Company ceases to do so; or
(b) any person, other than PJ, acquires Control of Elder Care Co or of any Relevant Group Company; or
(c) prior to the tenth anniversary of this agreement, PJ shall cease to be the Chief Executive Officer of the group of companies which includes Elder Care Co and the Relevant Group Companies, except in circumstances where PJ’s appointment as such shall cease by reason of: (i) PJ’s death, (ii) the permanent disability of PJ or (iii) because PJ is seriously ill and as a result of such serious illness PJ cannot fulfil his duties as Chief Executive Officer for a consecutive period of six months or more; or
(d) PJ no longer owns fifty per cent. or more of the entire issued and to be issued share capital of Elder Care Co, New Group Holdco or any holding company of New Group Holdco (on a fully diluted basis), save that a Change of Control shall not have occurred as a result of the exercise of the BoS Warrant;
Chief Executive Officer: means, when used in this agreement, the chief executive officer, managing director, chairman and equivalent senior management role;
Collateral Security: means the debenture in the agreed form granted in favour of PropCo by Consensus, Glentworth and others over their assets and undertakings including fixed charges over the Consensus Portfolio, ranking only behind the security granted to BoS in respect of the Permitted Indebtedness (subject to the terms of the Priority Deed);
Consensus Guarantee: means the guarantee to be granted by Consensus, Glentworth and others in favour of GA Acquisition, GA REIT and PropCo at SPA Completion in the agreed form;
Consensus Operations: means the operations carried out by Consensus at the date of this agreement relating to specialist support services, including all operations, systems, personal property, licenses and employees necessary for the provision of such services and the operation of such facilities;
Consensus Packages: means the three packages of properties into which the Consensus Portfolio is divided for the purposes of this agreement as set out in detail in Appendix 2 of this agreement;
Consensus Portfolio: means the freehold property portfolio from time to time owned by Consensus, Glentworth and/or their subsidiaries, all of which are charged in favour PropCo under the terms of the Collateral Security;
Control: shall have the meaning ascribed to it in section 1124 of the Corporation Tax Act 2010 and Controlled shall be interpreted accordingly;
Current Developments: means the developments to be carried out at Ivy Road, Norwich, Norfolk, Southlands Court, 33 Hastings Road, Bexhill-On-Sea TN40 2HJ and The Home Of Compassion, High Street, Thames Ditton, Surrey KT7 0TS, referred to herein respectively as Ivy Road, Bexhill and Compassion;
Deed of Adherence: means a deed substantially in the form set out in schedule 7 amended and completed in accordance with clause 9 so as to be appropriate to the circumstances;
Development Assets Sale Agreement: means the real estate purchase agreement to be entered into between a Dev SPV and PropCo (or a GA REIT Affiliate) pursuant to clause 7.1.7, being substantially in the terms of the agreed form draft thereof;
Development Project: means a Current Development or a Future Development in each case as contemplated by clause 7 and the Facility Agreement;
Development Project Stabilization: means a Development Project achieving a level of occupancy such that at least 85% of the number of operational care beds (as stated to be at that Property pursuant to the relevant Development Budget or New Development Budget – as said terms are defined in the Facility Agreement) are occupied by third party residents on arms’ length commercial contractual residential care contract terms.
Dev SPV: means the owner of the freehold interest of a specific Development Project.
Encumbrance: means any interest or equity of any person (including any right to acquire, option, restriction on voting, receipt of dividends or transfer or right of pre-emption) or any mortgage, charge, debenture, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;
Facility Agreement: means the loan facility agreement entered into by GA REIT and certain other parties in relation to Development Projects in the agreed form, dated on or about the date of this Agreement;
Future Development: means a future development project for an elder care facility for which construction is financed by a Future Facility under the Facility Agreement;
Gretton Homes: means the homes listed in Schedule 9;
HMRC: means HM Revenue & Customs (or its predecessors or successors, as applicable);
GA REIT Affiliate: means an Affiliate of GA REIT that has adhered to this agreement in accordance with clause 9;
Glentworth Operations: means the operations carried out by Glentworth at the date of this agreement relating to specialist support services, including all operations, systems, personal property, licenses and employees necessary for the provision of such services and the operation of such facilities;
IFRS: means International Financial Reporting Standards;
Imputed Lease Coverage Ratio: means the quotient obtained by dividing Aggregate Earnings of a Development during the period specified in the applicable clause by the annual initial rent payable under the Portfolio Lease proposed to be entered into during said period;
Indebtedness of any party shall means, without duplication, (a) all items which, in accordance with IFRS, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with IFRS, would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such party has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such party has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable;
Independent Valuation: means a valuation to be provided pursuant to clause 6.2.9 by Colliers International or, if they shall be unable or unwilling to act, by another reputable firm of chartered surveyors appointed by Elder Care Co with the prior written consent of PropCo, such consent not to be unreasonably withheld or delayed;
Interest Expense means, for any Rent Cover Test Period, total interest expense (including attributable to capital leases in accordance with IFRS) fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates;
Investment Criteria: the investment criteria for the purposes of this Agreement are as follows:

•	New purpose built home

•	Compliance with minimum standards under care standards act 2000, as amended

•	Minimum of 60 beds

•	Each room with en suite wetroom showers

•	Geography of greater London or Southeast England

•	Pro Forma underwriting providing for minimum 1.8x EBITDARM rent coverage upon stabilization based on construction cost and anticipated lease rate

•	Pro Forma underwriting showing minimum 50% private pay upon stabilization

•	Site feasibility study performed supporting pro forma assumptions

••	Property performing in accordance with budget projection upon purchase by, or as directed by, PropCo

•	Sprinkler systems in building
Landlord: means PropCo, a subsidiary of PropCo or, as applicable, a subsidiary of GA REIT that is the landlord under the relevant Portfolio Lease.
Lease Coverage Ratio: means the quotient obtained by dividing Aggregate Earnings during the applicable Rent Cover Test Period by the Aggregate Rent payable during that period;
Letter of Credit: means an irrevocable, unconditional standby letter of credit which is in a form approved by PropCo and which is issued by a financial institution based in the United Kingdom approved by PropCo, such approval not to be unreasonably withheld, conditioned or delayed, in an amount equal to at least six months’ rent under the Master Lease. Elder Care Co shall provide the Letter of Credit to PropCo pursuant to clause 6.3;
Listing: means the admission of any of the shares of New Group HoldCo or a member of the MHL Group to the Official List in the United Kingdom, or the granting of permission for any of such shares to be dealt on another recognised investment exchange (as defined by section 285(1)(a) of the Financial Services and Markets Act 2000).
Management Agreement: means any agreement, whether written or oral, between a tenant under a Portfolio Lease and any other party (including an affiliate of said tenant) pursuant to which the tenant provides any payment, fee or other consideration to such party to operate or manage the applicable Portfolio Premises or to provide management, advisory or other services relating to the operation thereof;
Management Fee: means a fee paid pursuant to a Management Agreement;
Master Lease: the agreed form of lease granted or to be granted by PropCo or its subsidiaries (or, if PropCo elects, a subsidiary of GA REIT) to Elder Care Co in respect of each Portfolio Property;
MHL Group: means the group of companies comprising Elder Care Co, any holding company of Elder Care Co (including, without limitation, New Group HoldCo) and the subsidiaries of Elder Care Co, and any such holding company of Elder Care Co from time to time. A diagram showing all of the members of the MHL Group immediately before SPA Completion is attached as Appendix 1 to this Agreement;
Net Income means, the net profit for a year after taxes, determined in conformity with IFRS;
Non-Financed Entity: means a company that was formed to implement the acquisition and/or development of an elder care facility that GA REIT has elected to not provide finance for pursuant to clause 7, and which is not acquired by PropCo pursuant to clause 5, clause 7 or clause 8;
Permitted Indebtedness: shall have the meaning given to such term under the Facility Agreement;
PJ Related Party Activities: the companies and businesses listed in Schedule 8 to this agreement. For purposes of this agreement, a PJ Related Party Activity shall be deemed an activity that PJ Controls if (i) it is an activity based in the UK, (ii) it is an activity relating to elder care or specialty care and (iii) PJ in fact Controls the company associated with such activity;
Portfolio: means the portfolio of properties from time to time owned by PropCo (or, if PropCo elects, a subsidiary of GA REIT) and leased to Elder Care Co comprising initially the properties set out in schedule 4 to the SPA (and Portfolio Properties shall be construed accordingly);
Portfolio Leases: means the individual leases, in the terms of the Master Lease, granted by PropCo (or, if PropCo elects, a subsidiary of GA REIT) to Elder Care Co in respect of each of the Portfolio Properties;
Premises: means the specific Portfolio Property to which a clause pertains.
Prior Option to Tax: means an option to tax that has effect in relation to any supplies of property by PropCo (or a subsidiary of PropCo), any member of the VAT Group or a “relevant associate” of PropCo (or a subsidiary of PropCo) (as defined in paragraph 3 of Schedule 10 VATA) as a result of such option being in place and effective over any of the Portfolio Properties at any time before HMRC confirms that PropCo (or a subsidiary of PropCo) has been removed from the VAT Group;
Priority Deed: means the priority deed in the agreed form to be entered into between BoS, GA REIT, PropCo, Elder Care Co, Consensus and Glentworth in connection with SPA Completion;
Property Strategic Capital Improvement: means alterations, additions or improvements (with the Landlord’s prior consent in accordance with this Agreement) to the existing buildings to maintain the business at a Portfolio Property.
Quarter Day: means 31 March, 30 June, 30 September and 31 December in each year;
Relevant Group Company: means New Group Holdco, Elder Care Co, any company carrying on the business of operating elderly care homes from Portfolio Properties, and any company comprised within the Collateral Security from time to time;
Rent Cover Test Period: means the designated period of time ending on a Quarter Day for which the Lease Coverage Ratio is calculated, and for such calculation, all applicable figures for the Rent Cover Test Period shall be considered using the actual figures for the period stated;
RPI Index: means the Retail Price Index published by the Office for National Statistics in the UK. If the Office for National Statistic discontinues publication of the RPI Index, publishes the RPI Index less frequently than necessary to conduct calculations herein or alters the RPI Index in any material manner, then Landlord may adopt a substitute index or procedure which reasonably reflects and monitors consumer prices;
Schedules of Condition: the schedules of condition prepared by Knight Frank prior to the date hereof to be attached to the Portfolio Leases prior to completion of the BTA;
SDLT: means stamp duty land tax;
SPA: has the meaning ascribed in Recital (B);
SPA Completion: means completion of the SPA in accordance with its terms;
SPV Completion: has the meaning ascribed in clause 7.1.6;
SPV Seller: has the meaning ascribed in clause 7.1.3;
SPV Share SPA: means the agreement for sale and purchase of the entire issued share capital of a Dev SPV to be entered into between the SPV Seller and PropCo (or a GA REIT Affiliate) pursuant to clause 7.1.7, being substantially in the terms of the agreed form draft thereof;
Substitution: has the meaning ascribed to it in Schedule 3;
Tax: means any taxes, duties, contributions, withholdings, deductions, charges, levies and sums in the nature of or payable on account of tax;
Term Commencement Date: has the meaning ascribed in the Master Lease;
Trigger Date and Trigger Event: have the meanings ascribed in clause 3.1.3
US Treasury Rate: means the interest rate payable on newly issued ten year United States of America Treasury Notes for the relevant period displayed on the appropriate page of the Reuters screen (or such other page as the Lender may specify) at 9.00 am New York time on the applicable date of determination specified in this agreement.
VAT: means value added tax (or any replacement or similar tax);
VAT Group: means the VAT group of which CHHG is a member, with group registration number 974 8982 42 all the members of which are listed in Appendix 5);
VATA: means the Value Added Tax Act 1994 (or, notwithstanding clause 1.10, any statute, statutory provision or subordinate legislation which it amends or re-enacts it);
Withdrawal: has the meaning ascribed to it in Schedule 3;
Working Capital Facility: means the working capital line not to exceed £7,500,000 provided by BoS and secured by first ranking security over the Senior Security (as said term is defined in the Priority Deed), subject to the terms of the Priority Deed;
Working Day: means any day except Saturday Sunday and bank or other public holidays in England.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5
Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular, reference to one gender shall include a reference to the other genders, reference to a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and reference to a party shall include that party's successors and permitted assigns.

1.6	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.7	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006.

1.8	A reference to a parent undertaking or a subsidiary undertaking means a parent undertaking or a subsidiary undertaking (as the case may be) as defined in section 1162 of the Companies Act 2006.

1.9	A reference to writing or written includes faxes but not e-mail (unless otherwise expressly provided in this agreement).

1.10	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.11
A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force at the date of this agreement, and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.12	Except where expressly provided to the contrary, obligations undertaken by Elder Care Co, Consensus, and Glentworth shall be undertaken jointly and severally.

1.13
Any certificate to be given by the Chief Executive Officer, Chief Financial Officer or other officer of the MHL Group pursuant to the provisions of this agreement shall be given by that person in their capacity as an officer of the company concerned and without personal liability.

2.	SUSPENDED PROVISIONS

2.1
This agreement is entered into in contemplation of completion of the BTA, the grant of the Portfolio Leases and SPA Completion. Accordingly, the provisions set out in clauses 3 to 14 and clause 16 of this agreement (the Suspended Provisions), save for clauses 11.2 and 11.4 which shall have effect from the date hereof, are entered into conditionally and shall not come into effect until SPA Completion shall take place. Upon SPA Completion taking place the Suspended Provisions shall automatically become unconditional and in full force and effect as between the parties.

2.2	If the SPA shall terminate or fail to complete in accordance with the terms of the SPA, then this agreement shall lapse and cease to have effect.

3.	UMBRELLA TERMS FOR PROPCO/ELDER CARE CO LEASE ARRANGEMENTS

3.1	Master Lease

3.1.1
Each of the Portfolio Properties, including each property subsequently leased by PropCo (or, if PropCo elects, a subsidiary of GA REIT) to Elder Care Co, shall be leased upon the terms of the Master Lease, subject to such variations thereto as may from time to time be agreed by PropCo and Elder Care Co in writing, and subject further to the agreed form of the table of particulars.

3.1.2	Upon completion of any of the events described in clause 3.1.3 in respect of one or more of the Portfolio Properties (Trigger Event):

(a)
effective as of 31 December of a calendar year in which a Trigger Event occurs, the Principal Rent under each Portfolio Lease may from time to time, at PropCo’s option and on reasonable notice, be adjusted to the Principal Rent required to cause the Lease Coverage Ratio for each Portfolio Lease and the Lease Coverage Ratio for the Portfolio to be the same; and

(b)
the Break Dates specified in Clause 25.1 of each Portfolio Lease shall be extended to the day preceding the fifteenth (15th) and twenty-fifth (25th) anniversaries, respectively, of the Trigger Date (or, if such anniversary dates are not the last day of a calendar month, the last day of the calendar month in which said anniversary dates occur), provided that, if such extended date would fall on or after the 35th anniversary of the Term Commencement Date of the Portfolio Lease (assuming the Term Commencement Date is the first day of the calendar month), or on or after the 35th anniversary of the last day of the calendar month in which the initial Rent Commencement Date of the Portfolio Leases occurs (assuming the Rent Commencement Date is not the first day of the calendar month), the Break Date in question shall not be extended. Upon any rent rebalance or extension described above, Elder Care Co and the landlord under each Portfolio Lease shall execute a mutually acceptable deed of affirmation memorializing the rebalanced rent or Break Dates, as applicable and as so adjusted.

3.1.3	A Trigger Event shall be one or more of the following:

(a)	addition of a Development Project to the Portfolio pursuant to clause 7 or the addition of any other property to the Portfolio;

(b)	funding by PropCo (or, as applicable, an affiliate of PropCo) of a Property Strategic Capital Improvement in accordance with the provisions set out in Schedule 6;

(c)	delivery and acceptance of a Utilisation Request for an Future Acquisition Facility under the Facility Agreement;

(d)	a release of the Collateral Security or any portion thereof under the provisions of clause 6.2.7 or clause 6.2.8;

(e)	a Substitution or a Withdrawal
and the date upon which a Trigger Event occurs shall be a Trigger Date.

3.1.4	The Principal Rent shall be reviewed and adjusted for the year following the Market Review Date as described in Schedule 4 of this Agreement.

3.2	Kingsclear and Oakenholt
Subsequent to the entry into of this agreement the parties will work together in good faith to agree the final form of the Development Budgets for development work to be carried out at the Portfolio Properties at Kingsclear Nursing Home, Park Road, Camberley and Oaken Holt House, Eynsham Road, Farmoor, Oxford. In so doing, the parties will establish the treatment of such development works for the purposes of value added tax and will endeavour to establish a structure that eliminates or minimises the impact of any irrecoverable value added tax. To the extent that they are unable to do so then the parties shall discuss increasing the final Development Budget(s) (subject to review and Landlord’s approval) by up to 20% to accommodate that irrecoverable value added tax, with the entirety of said Development Budget(s) remaining subject to approval by PropCo as provided in this agreement.

3.3	Cross Default

3.3.1
A default (howsoever described) by the tenant under any of the Portfolio Leases entitling the landlord to exercise its right of re-entry under clause 2.3 thereof shall be (i) at the election of the landlord thereunder, a default under this agreement and/or under some or all of the Portfolio Leases (as elected by PropCo) and (ii) a default under the Facility Agreement (a “Cross Default”); except that, where a default under a Portfolio Lease is specific to the premises leased thereunder and is not a default occurring with respect any other Portfolio Property, such default shall not constitute a default under any or all of the other Portfolio Leases unless PropCo delivers to Elder Care Co written notice of such default and the same remains uncured for a period of 14 calendar days:

(f)
in relation to the non-payment of Rents (as defined in the Master Lease) payable by the tenant to the landlord under the Portfolio Leases following notice under the Portfolio Lease, such default shall immediately constitute a Cross Default and PropCo shall not be required to deliver any further notice of such default or allow the tenant any further cure period;

(g)
which the tenant committed wilfully (including, without limitation, in respect of any assignment or purposed assignment of an interest in any of the Portfolio Leases), such default shall immediately constitute a Cross Default and PropCo shall not be required to deliver written notice of such default or allow the tenant any cure period;

(h)	relating to any repairing obligations:

(i)	referred to in the Schedule of Condition attached to some or all of the Portfolio Leases, which are not cured within the time period referred to in each Portfolio Lease; or

(ii)	on the part of the tenant under any Portfolio Lease, which are not cured by the expiration of the three month cure period stated in the Portfolio Lease, such default shall constitute a Cross Default.

3.3.2
A default (howsoever described) under this agreement by Elder Care Co and/or the MHL Group members that are a party hereto that remains uncured for a period of 14 calendar days after written notice from PropCo delivered to Elder Care Co, shall be (i) at the election of GA REIT, a default under this agreement and/or under some or all of the Portfolio Leases (as elected by PropCo) and (ii) a default under the Facility Agreement.

3.3.3
A default (howsoever described) by a borrower under the Facility Agreement that is capable of cure under the terms of the Facility Agreement remains uncured for a period of 14 calendar days after written notice from GA REIT delivered to Elder Care Co, shall be, at the election of GA REIT, a default under this agreement and/or under some or all of the Portfolio Leases (as elected by PropCo).

3.3.4
A default (howsoever described) under the BoS Debt that entitles BoS to accelerate the date for repayment of the BoS Debt shall be, at the election of GA REIT, a default under this agreement, under some or all of the Portfolio Leases (as elected by GA REIT), and/or under the Facility Agreement.

3.3.5
The failure to pay a liquidated sum that is due within the applicable payment period by Elder Care Co under the BTA or the SPA that remains uncured for a period of 14 calendar days after written notice from GA REIT or PropCo delivered to Elder Care Co, shall be at the election of GA REIT, a default under this agreement and/or under some or all of the Portfolio Leases (as elected by GA REIT) and/or a default under the Facility

Agreement.

3.3.6
Upon the occurrence of a default stated above, the rights of Elder Care Co, New Group HoldCo and their respective subsidiaries shall be suspended until such time as the stated cure is remedied and such remedy is accepted by Landlord.

3.4	Substitution and Withdrawal
The parties agree that Portfolio Properties may only be removed from the Portfolio in exchange for another elder care property (a Substitution) or removed from the Portfolio without being exchanged for another elder care property (a Withdrawal) by Elder Care Co only in accordance with the terms and conditions set out in Schedule 3 of this Agreement (Substitution and Withdrawal).

3.5	Corporate Level Covenants and Undertakings

3.5.1	Elder Care Co covenants with PropCo and GA REIT in the terms set out in this clause 3.5, which shall apply during the term of each Portfolio Lease.

3.5.2
PJ’s Undertakings: PJ undertakes to PropCo and GA REIT that, insofar as it is within his power so to do, he will not take or sanction any action or omit to take any action that would result in Elder Care Co or any member of the MHL Group being in breach of the terms of clauses 3.5.5, 3.5.7, 3.5.10, 3.5.11, 3.5.13, 3.5.14, 3.5.15, 3.5.16, 3.5.17, 3.5.18, and 3.5.19.

3.5.3	Financial Covenants:

(a)
Elder Care Co and each member of the MHL Group shall at all times remain entirely debt-free and shall not provide any form of security in favour of any person, other than in connection with the Permitted Indebtedness and non-recourse debt or asset-level security (i) relating to properties released from the Collateral Security pursuant to clause 6.2, (ii) incurred to finance a Future Development which GA REIT has not financed under the Facility Agreement or (iii) relating to an Acquisition Opportunity not acquired by PropCo pursuant to clause 8 or (iv) as otherwise permitted under the Facility Agreement; and

(b)	New Group HoldCo shall maintain a minimum Net Worth of £15,000,000 and a Liquid Resources of

(i)	£5,000,000 at all times during the one year period following the first anniversary of the Term Commencement Date under the Portfolio Leases;

(ii)	£7,500,000 at all times during the one year period following second anniversary of the Term Commencement Date under the Portfolio Leases;

(iii)	£10,000,000 at all times thereafter during the term of the Portfolio Leases.
For the purposes of this clause 3.5, the term “Net Worth” shall mean total assets less total liabilities on a consolidated basis for the MHL Group and “Liquid Resources” shall (i) mean assets of New Group HoldCo (calculated on a consolidated basis for the MHL Group) that can readily be converted to cash (such as, by way of example, amounts available to Elder Care Co under a line of credit issued to it, cash and cash equivalents and availability under the Working Capital Facility), less (ii) ) to the extent (a) amounts falling due from the MHL Group (calculated on a consolidated basis) to creditors within one year are greater than (b) amounts falling due to the MHL Group (calculated on a consolidated basis) from debtors within one year, the net of (a) and (b), in each case calculated in accordance with IFRS. A breach of this covenant which remains unless remedied within 10 Working Days of the default occurring shall be treated as a breach of the terms of each Portfolio Lease and the Facility Agreement.

3.5.4
Lease Coverage Ratio: Elder Care Co shall maintain a minimum Lease Coverage Ratio for the Portfolio. The Lease Coverage Ratio for this clause shall be tested on each Quarter Day, and shall be calculated for the period of twelve months expiring on each Quarter Day (and said period shall be the Rent Cover Test Period for this clause) as follows:

(a)	the Lease Coverage Ratio for the Portfolio shall be calculated by dividing Aggregate Earnings during the Rent Cover Test Period by the Aggregate Rent payable during that period;

(b)	the minimum Lease Coverage Ratio will be:

(i)	1:1.25 for the two (2) year period following the date of this agreement;

(ii)	1:1.3 for the next two (2) years following the period referenced in the preceding sub-clause 3.5.4 (b) (i); and

(iii)	1:1.35 thereafter;

(c)	the first covenant test pursuant to the preceding sub-clauses (a) and (b) shall occur on the first anniversary of the Term Commencement
Date under the Portfolio Leases, if said anniversary is a Quarter Day, or on the first Quarter Day occurring after said anniversary, if said anniversary is not a Quarter Day; and

(d)
homes which are materially and substantially damaged or destroyed by reason of an Insured or Uninsured Risk (as defined in the Master Lease) shall be excluded from the calculation of Aggregate Earnings and Aggregate Rent until the second anniversary of the date upon which such home shall have been reinstated (being the date upon which the reinstatement, (including all fitting out required for occupancy) shall be practically complete and Elder Care Co has obtained confirmation from the relevant regulator following inspection that the reinstated home is of registrable standard).

It shall be a default of this agreement, each Portfolio Lease and the Facility Agreement if the Lease Coverage Ratio for the Portfolio is below the applicable Lease Coverage Ratio specified in clause 3.5.4 (b) on two (2) consecutive Quarter Days. Within thirty (30) days of each Quarter Day, Elder Care Co shall deliver to PropCo a certificate signed by its Chief Executive Officer or Chief Financial Officer (from time to time) setting out the Aggregate Earnings achieved and Aggregate Rent payable during the Rent Cover Test Period concerned, together with a calculation of the Lease Coverage Ratio derived therefrom.

3.5.5
Non-Competition Radius Restriction. Save in respect of the Portfolio Properties and the Current Developments, no MHL Group Company shall own, construct, operate, participate in or otherwise receive revenues from an elderly care home within 5 miles of a then existing Portfolio Property without GA REIT’s prior consent in writing, except that the forgoing shall not apply to the elder care homes listed in Schedule 10.

3.5.6
Subject to the provisions of clauses 3.5.7, 3.5.8 and 3.5.9, Elder Care Co and New Group HoldCo, for themselves and their respective subsidiaries, and PJ (insofar as it is within his power) agree and undertake that they shall not, and shall procure that the shareholders of Elder Care Co shall not, permit any Change of Control of Elder Care Co or of any Relevant Group Company to occur without the prior written approval of PropCo. Until the date that is the earliest of (a) the 10th anniversary of this agreement; and (b) the date on which the Lease Coverage Ratio for the Portfolio has been in excess of 1.7:1.0 for a period of 12 consecutive calendar months; PropCo may withhold such approval in its sole and absolute discretion. After such date, PropCo’s prior written approval to a Change of Control shall not be unreasonably withheld or delayed. Without limiting the foregoing, if PropCo’s approval is not to be unreasonably withheld or delayed, it shall be unreasonable to withhold or delay consent if as a result of the Change of Control Elder Care Co will become controlled by a person or entity who has a good reputation, proven track record, is experienced in owning and managing institutional elder care portfolios in the United Kingdom and such person or entity covenants to PropCo to adhere to the terms of this agreement.

3.5.7
Neither New Group HoldCo, Elder Care Co or any other member of the MHL Group shall make a loan to any person or entity other than (a) to a shareholder of New Group HoldCo or Elder Care Co or (b) to another member of the MHL Group.

3.5.8
No consent to a Listing of New Group HoldCo or any MHL Group company shall be required from PropCo if, as of the date upon which the shares in the relevant company shall be admitted to Listing, the Lease Coverage Ratio for the Portfolio has been in excess of 1.6:1.0 for a period of twelve consecutive calendar months and provided further that no Change of Control occurs following such Listing. No consent to a Change of Control of New Group HoldCo or any MHL Group company shall be required from PropCo arising after a Listing if the Lease Coverage Ratio for the Portfolio has been in excess of 1.7:1.0 for a period of twelve consecutive calendar months.

3.5.9
No consent to a Change of Control of any Non-Financed Entity shall be required from PropCo to any Change of Control arising as a result of the issue of equity share capital to finance the Development Project concerned provided that the company so formed remains a member of the MHL Group and Elder Care Co has complied in all respects with clause 7 with respect to such Non-Financed Entity.

3.5.10
If for any reason PJ shall cease to be the Chief Executive Officer of the MHL Group, no new Chief Executive Officer shall be appointed unless Elder Care Co and New Group HoldCo shall have consulted with PropCo and taken due note of PropCo’s views with respect to such new Chief Executive Officer prior to such appointment.

3.5.11
Save as set out in clause 3.5.12(d), no new acquisitions or new business (including in respect of any new healthcare business opportunities) will be made or conducted by Elder Care Co, any member of the MHL Group or PJ (or any entity or structure which PJ Controls) outside of the MHL Group.

3.5.12	The restriction set out in clause 3.5.11 shall not restrict PJ nor any company that PJ Controls from:

(a)
investing in any business that is not engaged in the development or operation of elder or specialty care homes, provided that for so long as PJ shall continue to hold office as Chief Executive Officer of the MHL Group he shall have no executive involvement in any such business;

(b)	undertaking the Current Developments and undertaking Future Developments in accordance with clause 7.1;

(c)
acquiring or developing new elder care homes that have been offered (i) to PropCo pursuant to clauses 7.1 or 8, with PropCo having not elected to exercise its rights under those clauses to acquire same, and thereafter (ii) to New Group HoldCo and New Group HoldCo having elected to not acquire same.

(d)
continuing the PJ Related Party Activities and PJ’s non-executive directorships, provided that there is no expansion of either in a such that an expansion would be inconsistent with or result in a violation of another clause of this agreement; and

(e)
investments in companies or businesses carried on by PJ’s mother and/or brother and/or children provided that (i) PJ’s interest in any such business shall not exceed one third; (ii) such businesses shall, in the aggregate, include no more than three elder care homes until 2016, four elder care homes until 2018 and five elder care homes thereafter and (iii) provided that PJ for so long as PJ shall continue to hold office as Chief Executive Officer of the MHL Group he shall have no executive involvement in any such business.

3.5.13
Neither Elder Care Co nor any member of the MHL Group shall dispose of any assets which have been charged in favour of PropCo, GA Acquisition or GA REIT. For the avoidance of doubt, the foregoing does not apply to a ROFO Property under clause 5, as ROFO Properties are not subject to a charge in favour of PropCo, GA Acquisition or GA REIT. This clause also does not apply to Consensus Portfolio properties released from the Collateral Security under clauses 6.2.2 or 6.2.4.

3.5.14
All elder care operations (including all systems, employees, personal property, licenses and related assets necessary for the provision of elder care services and the operation of such elder care facilities) shall remain directly under the ownership and control Elder Care Co (and, for the avoidance of doubt, shall not be transferred to Consensus HoldCo, Consensus, Consensus Newco or any of their subsidiaries, or to any other member of the MHL Group).

3.5.15
All assets relating to Consensus Operations shall, whilst they are owned by the MHL Group, be and remain directly under the Control of Consensus HoldCo and, while those assets remain subject to the Collateral Security, directly under the ownership of Consensus (and, for the avoidance of doubt, shall not be transferred to New Group HoldCo or any of its subsidiaries). Nothing in this clause shall restrict the ability of Consensus Newco to dispose of any asset transferred to it pursuant to clause 6.2 to any third party or the ability of Consensus Holdco to dispose of the shares in Consensus Newco after the transfer provisions set out in clause 6.2 have been triggered.

3.5.16
All Consensus Operations and all employees exclusively or primarily engaged in the operation of homes owned by the MHL Group that engage in Consensus Operations shall remain directly under the control of Consensus (and, for the avoidance of doubt, shall not be transferred to Elder Care Co, Consensus NewCo or any of their subsidiaries, or to any other member of the MHL Group) until all properties in the Consensus Packages shall have been released from the Consensus Security. This provision shall not prevent the transfer of the contracts of employment of employees (other than senior management) engaged directly in the provision of care at homes comprised in the Consensus Packages when such properties are released from the Consensus Security and transferred by Consensus to Consensus NewCo.

3.5.17	Whilst any such homes are comprised in the Consensus Portfolio:

(a)
all real property assets relating to Glentworth Operations shall remain directly under the control of Glentworth (and, for the avoidance of doubt, shall not be transferred to Elder Care Co, Consensus, Consensus NewCo or any of their subsidiaries); and

(b)
all Glentworth Operations and property ownership of Glentworth, and all employees exclusively or primarily engaged in such Glentworth Operations and property ownership of Glentworth, shall remain directly under the control of Glentworth (and, for the avoidance of doubt, shall not be transferred to Elder Care Co, Consensus HoldCo, Consensus, Consensus Newco or any of their subsidiaries).

3.5.18
The MHL Group shall establish and at all times following SPA Completion shall maintain a cost sharing arrangement between its various subsidiaries to allocate and share costs and expenses relating to centralised corporate and support services for the MHL Group, including centralised employee and overhead expenses, pursuant to a reasonable methodology designed to proportionately allocate such expenses to the various businesses and subsidiaries within the MHL Group. Elder Care Co and New Group HoldCo shall provide such supporting documentation or information as PropCo may reasonably request relating to this cost sharing arrangement.

3.5.19	Elder Care Co shall ensure that there is no assignment, transfer or disposal of any interest held by Elder Care Co or any member of the MHL Group in the Portfolio Leases.

3.5.20	Elder Care Co and PJ jointly and severally represent, warrant and covenant to PropCo, GA Acquisition and to GA REIT that, upon SPA Completion taking place:

(a)	the information contained in Appendix 1 (MHL Group Structure Before and After Completion) will be true, complete and accurate;

(b)	the information contained in Appendix 1 (Shareholding of New Group Holdco) will be true, complete and accurate;

(c)
other than the BoS Warrant, no options, warrants or other instruments, agreements or arrangements have been or are to be entered into in relation to the issue of interests in the MHL Group, and no member of the MHL Group will issue any such interests.

3.6	Rent
Elder Care Co shall remit payments of rent due and payable under the Portfolio Leases as an aggregated, single payment pursuant to a wire transfer of funds in accordance with written instructions provided by PropCo, from time to time.

3.7	Required CapEx Expenditures
Elder Care Co shall spend per annum (measured from the initial Rent Commencement Date of the Portfolio Leases on a three year rolling basis as provided in clause 3.7.2) the following:

3.7.1
for each Portfolio Property, an amount equal to the product of (i) the Property CapEx Factor multiplied by (ii) the maximum number of beds licensed for that Portfolio Property (even if fewer beds are utilized in ordinary operations) on capital repairs to and improvements of that Portfolio Property as part of its maintenance programme at the Portfolio Property; PLUS

3.7.2	for the entire Portfolio, and in addition to the amount designated in clause 3.7.1, an amount equal to the product of (i) the Portfolio CapEx Factor multiplied by (ii) the maximum number of beds licensed for the entire Portfolio (even if fewer beds are utilized in ordinary operations) on capital repairs to and improvements of the Property as part of its maintenance programme at the Portfolio.
As used herein, the term “Property CapEx Factor” initially shall mean £200.00 and the term “Portfolio CapEx Factor” initially shall mean £550.00, such that the total amount Elder Care Co shall spend per annum on capital expenditures per maximum number of beds licensed for the entire Portfolio initially shall mean £750.00, increased annually as provided by this clause. Beginning on the first anniversary of the initial Rent Commencement Date for the Portfolio Leases and on each anniversary thereafter, the Property CapEx Factor and the Portfolio CapEx Factor each shall increase by an amount equal to the increase in the RPI Index, but in no event shall either the Property CapEx Factor and the Portfolio CapEx Factor for an annual period referred to herein be less than the Property CapEx Factor and the Portfolio CapEx Factor, respectively for the immediately preceding annual period. Furthermore, Elder Care Co’s compliance with the requirement of this clause 3.7 shall be computed on a rolling three (3) year look-back basis, meaning that for any date on which PropCo elects to evaluate Elder Care Co’s compliance with this provision, PropCo shall determine the amount of Elder Care Co’s expenditures made during the three (3) year period during the Term preceding said measurement date. Amounts spent pursuant to this clause shall be in addition to expenditures made pursuant to clause 3.8. Elder Care Co shall deliver to PropCo by January 31 of each calendar year a report containing a reasonable degree of detail, in form reasonably approved by PropCo, setting forth the expenditures made pursuant to this clause 3.7 during the preceding calendar year.

3.8	Property Strategic Capital Expenditures
The parties agree that Elder Care Co shall make Property Strategic Capital Improvements to the Portfolio Properties in accordance with the terms of Schedule 6 of this Agreement.

4.	GA REIT BOARD OBSERVER

4.1
New Group Holdco grants GA REIT the right to appoint an employee or officer of GA REIT or its advisor, American Healthcare Investors (or a successor advisor or sub-advisor to GA REIT), designated in writing by GA REIT (Observer) from time to time to attend, in a non-voting observer capacity, meetings of the board of directors of New Group Holdco for the sole purpose of permitting the Observer to have current information with respect to the affairs of the MHL Group and the actions taken by the boards of directors of MHL Group companies and any committees established by them (Approved Purposes).

4.2
The Observer shall have the right to speak and to be heard at any such meeting, but shall have no right to vote on any matter presented at the meeting or otherwise have any power to cause any MHL Group Company to take, or not to take, any action.

4.3
New Group HoldCo shall ensure that the Observer is provided with copies of all notices, minutes, consents, and all other materials or information at the same time and in the same manner as all such notices, minutes, consents and other materials or information is provided to the directors with respect to a meeting or any written consent in lieu of a meeting of New Group Holdco. If New Group Holdco fails to provide GA REIT with appropriate notice of a meeting or other information in accordance with this clause 4.3, any resolutions passed at such meeting shall be deemed to be invalid.

4.4
If a meeting of the board of directors of New Group Holdco is conducted via telephone or other electronic medium (e.g. by videoconference or telephone), the Observer shall have the right to attend such meeting via the same medium. If a meeting of the board of directors of New Group Holdco is conducted in person rather than by the aforementioned medium, the Observer shall have the right to attend, speak and be heard at such meeting via telephone or such other electronic medium.

4.5
At SPA completion, PJ shall procure that the articles of association (and/or other constitutional documents) of New Group Holdco are amended to reflect the rights granted to GA REIT pursuant this clause 4.

5.	PROPCO’S RIGHT OF FIRST OFFER

5.1
If any MHL Group Company or PJ (or any entity that PJ Controls) wishes to sell, transfer or dispose of any (direct or indirect) interest in an elderly care freehold that it or he (or any entity that PJ Controls) acquired or developed after the date of this agreement which is not a part of the Portfolio, including without limitation an Acquisition Opportunity that PropCo does not acquire pursuant to clause 8 (a “ROFO Property”), Elder Care Co/PJ shall promptly inform PropCo by notice in writing of its intention to sell, transfer or dispose of the (direct or indirect) interest in the ROFO Property (the “ROFO Notice”).

5.2
Following delivery by Elder Care Co to PropCo of the ROFO Notice, Elder Care Co/PJ shall (or shall procure that the Relevant Group Company shall) negotiate exclusively with PropCo in relation to the sale and purchase of the ROFO Property for a period of 30 calendar days (60 calendar days if the ROFO Property consists of more than 10 properties) from the date on which PropCo receives the ROFO Notice (the “ROFO Period”).

5.3	Prior to giving the ROFO Notice, and until the expiry of the ROFO Period, neither PJ (nor any entity or structure which PJ Controls) nor any MHL Group Company shall:

5.3.21
seek or solicit nor initiate the submission of or respond to any proposal concerning the ROFO Property (other than to acknowledge receipt of any unsolicited proposal) or any interest in the ROFO Property;

5.3.22	participate in, or make arrangements for, discussions or negotiations with any party (other than PropCo and its advisers) in relation to the ROFO Property or any interest in it;

5.3.23
provide any information (whether orally, in writing or in any other form) to any party (other than PropCo or its advisers) in relation to a ROFO Property or any interest in it (other than to acknowledge receipt of any unsolicited approach);

5.3.24
enter into or purport to enter into an agreement or arrangement to sell, transfer or otherwise dispose of any interest in a ROFO Property or the shares or other interests in any entity owning (directly or indirectly) a ROFO Property; or

5.3.25	grant access to the ROFO Property to any person known to be contemplating its purchase or to any mortgagee, surveyor, valuer or other person known to be acting on behalf of any such person.

5.4
During the ROFO Period, Elder Care Co/PJ shall deliver to PropCo such documentation and information as PropCo may request relating to the ROFO Property to the extent within the possession or reasonable control of a MHL Group company. Such information shall be provided by Elder Care Co/PJ as soon as reasonably practicable. To the extent that there is any delay exceeding two Working Days in Elder Care Co/PJ providing PropCo with such information, the ROFO Period shall be extended by a period of time equal to the period of the delay.

5.5	If:

5.5.3	Elder Care Co/PJ and PropCo do not agree terms in respect of the sale of such ROFO Property within the ROFO Period (as may be extended in accordance with clause 5.4); or

5.5.4	having so agreed terms, PropCo fails to proceed on the terms so agreed, then in either such case, Elder Care Co/PJ may sell such ROFO Property at any time within six months of the expiry of the ROFO Period (as may be extended in accordance with clause 5.4) to a third party at a price that is no less than 95% of PropCo’s best offer and otherwise on economic terms (including payment of the price and rental rate, if any) which are no more favourable to the third party purchaser as the terms offered by PropCo (if any). If the sale of such ROFO Property in accordance with the terms of this clause 5.5 has not completed within six months of expiry of the ROFO Period (as may be extended in accordance with clause 5.4), then Elder Care Co/PJ must comply with the terms of this clause 5 again before it may sell such ROFO Property to the same or any other third party purchaser.

6.	CONSENSUS GUARANTEE AND COLLATERAL SECURITY

6.1	Consensus Guarantee and Collateral Security
New Group HoldCo, Elder Care Co, Consensus, Glentworth and PJ shall procure that the Consensus Guarantee and the Collateral Security are duly executed by the parties to them and delivered to PropCo and GA REIT on or before SPA Completion.

6.2	Staged Release Mechanism

6.2.26
The Consensus Portfolio is divided into the Consensus Packages. Save for any security granted to BoS and which is subject to the Priority Deed, New Group HoldCo, Elder Care Co, PJ, Consensus and Glentworth shall procure that no interest is charged, transferred, assigned or disposed of in connection with any of the assets contained in the Consensus Packages or which are otherwise subject to the Collateral Security. Notwithstanding any provision of this clause 6.2 to the contrary, PropCo shall have the right to move properties between Consensus Packages in its reasonable discretion based upon its determination of the value or quality of a property relative to other properties within the Consensus Packages, except as provided in clause 6.2.2 regarding the Gretton Homes properties. The value of the properties in each Consensus Package shall be determined at the time of the release request based upon valuations of all Consensus Portfolio properties performed by New Group HoldCo annually.

6.2.27
Subject to the proviso in clause 6.2.3, when the Lease Coverage Ratio for the Portfolio equals or exceeds 1:1.5 for a consecutive 12 month period, as tested on any Quarter Day, PropCo shall upon written request from Elder Care Co as soon as reasonably practicable (and in any event no later than 20 Working Days following such request or, if later, 20 Working Days after it being agreed or determined that the relevant Lease Coverage Ratio has been achieved) release the properties comprised in the Consensus Package containing the Gretton Homes properties from the Collateral Security.

6.2.28
PropCo shall not be required to release Consensus Package properties pursuant to clause 6.2.2 if the appraised value of such Package exceeds one-third of the total appraised value of the Consensus Portfolio properties. In such event, Consensus shall nominate one or more properties for transfer to another Consensus Package so that such limit is not exceeded and the release shall proceed, and such transfer shall be subject to PropCo’s consent, such consent not to be unreasonably withheld or delayed.

6.2.29
Subject to the proviso in clause 6.2.5, when the Lease Coverage Ratio for the Portfolio equals or exceeds 1:1.6 for a consecutive 12 month period, as tested on any Quarter Day, (the 1.6 Aggregate Earnings Threshold), PropCo shall upon written request from Elder Care Co as soon as reasonably practicable (and in any event no later than 20 Working Days following such request or, if later, 20 Working Days after it being agreed or determined that the relevant Lease Coverage Ratio has been achieved) release the properties in a second Consensus Package from the Collateral Security.

6.2.30
PropCo shall not be required to release Consensus Package properties pursuant to clause 6.2.4 if the appraised value of such Package exceeds one half of the appraised value of the properties in the remaining Consensus Package. In such event, Consensus shall nominate one or more properties for transfer to the final Consensus Package so that such limit is not exceeded and the release shall proceed, and such transfer shall be subject to PropCo’s consent, such consent not to be unreasonably withheld or delayed.

6.2.31
For the avoidance of doubt, upon release of properties from the Collateral Security under clauses 6.2.2 or 6.2.4, Consensus shall be entitled thereafter to transfer the properties so released, together with all assets and undertaking of the homes operated therefrom, to Consensus Newco.

6.2.32
When the Lease Coverage Ratio for the Portfolio equals or exceeds 1:1.7 for a consecutive 12 month period, as tested on any Quarter Day, PropCo shall upon written request from Elder Care Co as soon as reasonably practicable (and in any event no later than 20 Working Days following such request or, if later, 20 Working Days after it being agreed or determined that the relevant Lease Coverage Ratio has been achieved) release the properties in the remaining Consensus Package from the Collateral Security. Upon the release of the remaining Consensus Packages, the Consensus Guarantee shall terminate.

6.2.33
When the 1.6 Aggregate Earnings Threshold is achieved, Elder Care Co (or the applicable MHL Group Company) shall have the option (at its sole discretion) to provide cash cover (the Cash Cover) in accordance with the provisions of this clause 6.2.8 in order to secure the Consensus Guarantee:

(a)
the Cash Cover shall be calculated as an amount equal to (i) the annual rent payment that would provide for a Lease Coverage Ratio of 1:1.75 for the consecutive 12 month period ending on the date the Cash Cover is calculated, less (ii) the current annual rent payable under the Master Lease, multiplied by 105% and (iii) divided by a cap rate of 7.24%;

(b)
the Cash Cover shall be paid by Elder Care Co into an interest bearing blocked deposit account with an institution and pursuant to documentation reasonably acceptable to PropCo. The blocked account shall be subject to a charge in favour of PropCo and otherwise not subject to any other charge (including BoS or any replacement lender);

(c)
at such time as Elder Care Co pays the Cash Cover into the blocked account referenced in the preceding clause, PropCo shall upon written request from Elder Care Co as soon as reasonably practicable (and in any event no later than 20 Working Days following such request) release the remaining Consensus Package properties from the Collateral Security;

(d)
the Cash Cover will be released to Elder Care Co in two equal amounts when the Portfolio achieves a Lease Coverage Ratio for a consecutive 12 month period, as tested on any Quarter Day, of 1:1.65 and 1:1.7;

(e)
when the final repayment of Cash Cover to Elder Care Co is made in accordance with paragraph (c), any interest standing to the credit of the blocked deposit account shall also be paid to Elder Care Co.

6.2.34
Any request submitted by Elder Care Co to PropCo pursuant to this clause 6.2 in connection with the release of any properties must be accompanied by an Independent Valuation of the Consensus Package properties, which valuation shall not be dated more than 3 months prior to the date of submission to PropCo. PropCo shall not be required to take any action in relation to the release of any properties from the Collateral Security until the Independent Valuation is delivered to it.

6.2.35
In the event that there is a dispute between PropCo and Elder Care Co in relation to whether any Lease Coverage Ratio or an Aggregate Earning Threshold being achieved, which is not resolved within 30 Working Days of the dispute first arising the matter shall be referred for final settlement to an independent chartered accountant (the “Independent Expert”) nominated jointly by Elder Care Co and PropCo, or failing such joint nomination within

15 Working Days, nominated at the request of either Elder Care Co or PropCo by the President for the time being of the Institute of Chartered Accountants in England and Wales or any successor institute.

6.2.36
The Independent Expert shall be instructed to determine whether the relevant Lease Coverage Ratio or Aggregate Earnings Threshold has been achieved having regard to the provisions of this clause and to report within 60 days after his or her appointment and shall act as an independent expert and not as an arbitrator. The decision of the Independent Expert in relation to whether the relevant Lease Coverage Ratio or Aggregate Earnings Threshold has been achieved shall (in the absence of fraud or manifest error) be final and binding on Elder Care Co and PropCo. PropCo and Elder Care Co each shall bear one half of the costs of the Independent Expert.

6.2.37	Elder Care Co and PropCo shall:

(a)
disclose to the Independent Expert all relevant facts and information requested by the Independent Expert necessary for the proper determination of whether the relevant lease ratio or Aggregate Earnings Threshold has been achieved; and

(b)	promptly give to the Independent Expert all information, assistance and access to books of account, documents, files and papers which he or she may reasonably require.

6.2.38
For the avoidance of doubt, Consensus Holdco Affiliates shall have the right to dispose of any properties transferred to Consensus Newco pursuant to clause 6.2.6, without the prior consent of PropCo. Any disposal pursuant to this clause 6.2.13 may be by means of a share transfer or asset transfer.

6.2.39
Where any properties are required to be released from the Collateral Security under this clause 6, GA REIT shall, and shall procure that each applicable Affiliate shall, execute all releases and other documents reasonably requested by Elder Care Co in order to affect such release.

6.2.40
Notwithstanding any provision of this clause 6.2 or any other clause of this agreement to the contrary, neither (a) the release of any or all of the Consensus Package properties from the Collateral Security, (b) the deposit of the Cash Cover into the blocked account nor (c) the release of some or all of the Cash Cover from the blocked account and payment in accordance with this agreement or the documentation executed in connection with the blocked account shall result in a release of a guarantor under the Consensus Guarantee or a termination of the Consensus Guarantee prior to the Lease Coverage Ratio for the Portfolio having been in excess of

1.7:1.0 for a period of 12 consecutive calendar months, it being the intent of the parties that the termination of the Consensus Guarantee is governed by the terms of said instrument and the Facility Agreement.

6.3	Letter of Credit

6.3.1
If at any time after the release of the Collateral Security the Lease Coverage Ratio for the Portfolio is less than 1:1.7 for a 12 month period as tested on two consecutive Quarter Days, then Elder Care Co shall deliver the Letter of Credit to PropCo.

6.3.2
If at any time while PropCo is holding the Letter of Credit the Lease Coverage Ratio for the Portfolio equals or exceeds 1:1.7 for a 12 month period as tested on two consecutive Quarter Days, then PropCo shall return the Letter of Credit to Elder Care Co within ten (10) Working Days following PropCo’s receipt of Elder Care Co’s written request.

6.3.3
The Letter of Credit shall constitute security for the prompt payment of a liquidated sum owing by Elder Care Co and the MHL Group under this agreement, the Portfolio Leases and the Facility Agreement. If a default exists under this agreement, a Portfolio Lease or the Facility Agreement, PropCo and any GA REIT Affiliate may draw upon the Letter of Credit and use, apply or retain the whole or any part of the proceeds thereof which is necessary for the payment of: (i) any rent or other sums of money which Elder Care Co or a MHL Group company has not paid when due after any applicable notice and cure period; (ii) any sum expended by PropCo or such GA REIT Affiliate on behalf of Elder Care Co or a MHL Group company in accordance with the provisions of this agreement, the Portfolio Leases and the Facility Agreement; or (iii) any sum which PropCo or such GA REIT Affiliate may expend or be required to expend by reason of any default under this agreement, the Portfolio Leases and the Facility Agreement. The use, application or retention of the Letter of Credit, or any proceeds thereof, shall not prevent PropCo or such GA REIT Affiliate from exercising any other right or remedy they may have (it being intended that neither PropCo nor such GA REIT Affiliate shall be required to first proceed against the Letter of Credit) and shall not operate as a limitation on any recovery to which they may otherwise be entitled. If any portion of the Letter of Credit is used, applied or retained by PropCo or a GA REIT Affiliate for the purposes set forth above, Elder Care Co agrees, within ten (10) days after the receipt of written demand therefor from PropCo, to reinstate the aggregate amount of the Letter of Credit, as the case may be, in an amount sufficient to restore the then-current amount required hereunder.

6.3.4
The Letter of Credit shall (i) have an initial expiration date of no earlier than the first anniversary of its issue date, (ii) be issued by a bank reasonably acceptable to PropCo, and (iii) shall be payable to PropCo upon demand following the occurrence and during the continuance of a default under this agreement, a Portfolio Lease or the Facility Agreement, at a bank located within the United Kingdom pursuant to presentation of an unconditional sight draft with a statement by PropCo that PropCo is entitled to draw thereunder pursuant to the terms of this agreement, the Facility Agreement and/or any Portfolio Lease.

6.3.5
The Letter of Credit shall automatically renew unless the issuing bank delivers to PropCo a written notice of non-renewal no later than thirty (30) days prior to the expiration of the Letter of Credit. In the event that the issuing bank has not timely renewed the Letter of Credit, PropCo shall be entitled to draw the full amount of the Letter of Credit and hold the same as a security deposit under the Portfolio Lease.

6.3.6
PropCo has the right to transfer its interest in the Letter of Credit together with an assignment of the Portfolio Leases. Upon such transfer or assignment and delivery of the Letter of Credit to the transferee and such transferee’s written assumption of responsibility for the return of the Letter of Credit to Elder Care Co, PropCo shall thereby be released from all liability or obligation for the return of such Letter of Credit and Elder Care Co shall look solely to such transferee for the return of the Letter of Credit.

6.3.7
The portion of any Letter of Credit provided pursuant to this clause 6.3 that remains undrawn and available for advance shall be taken into account in calculating Liquid Resources under clause 3.5.3(b).

7.	DEVELOPMENTS

7.1	Financing and Acquisition of Current Developments and Future Developments

7.1.41
GA REIT shall provide finance for the acquisition and development of the three Current Developments pursuant to the Facility Agreement and may provide finance for the acquisition and development of the Future Developments in accordance with the terms and subject to the conditions set out in the Facility Agreement.

7.1.42
Following Practical Completion (as defined in the Facility Agreement) the Dev SPV and Elder Care Co shall enter into a lease substantially in the form of the Master Lease, with deviations from the form of the Master Lease (relating solely to the period following Practical Completion until acquisition by PropCo or Griffin REIT Affiliate) subject to the consent of

PropCo (acting reasonably), containing an expiry date and break dates that are coterminous with those applying to the Portfolio Leases but with provisions to suspend the application of all cross references to this Umbrella Agreement, at an annual rent payable from the date of completion of the lease until the revocation of such suspension to be agreed between the Dev SPV and Elder Care Co as the cost of servicing the debt attributable to the relevant Current Development under the Facility Agreement.

7.1.43
During the 24 month period following Practical Completion (as defined in the Facility Agreement) in accordance with the terms and conditions set out in the Facility Agreement, Elder Care Co shall give PropCo notice in writing (a Stabilization Notice), stating and verifying that a Development Project (i) has achieved Development Project Stabilization and (ii) has an Imputed Lease Coverage Ratio of at least 1:1.5 over the prior six months based upon a 7.5% first year capitalization rate (collectively, the Stabilization Requirement), on behalf of the registered owner (a SPV Seller) of the entire issued and to be issued share capital of the Dev SPV (the SPV Shares) and on behalf of the owner of the assets comprising the relevant Development Project (a Property Seller). Elder Care Co shall promptly deliver to PropCo such documentation and reports that PropCo may reasonably require from time to time demonstrating the status of the Development Project with respect to achieving the Stabilization Requirements.

7.1.44
In this clause, and in the Schedules to which it refers, an obligation imposed upon an SPV Seller and a Property Seller shall be deemed in respect of each such obligation to include an obligation upon Elder Care Co, New Group HoldCo and PJ (to the extent that it is within his power so to do) to procure the performance of that obligation by the SPV Seller and the Property Seller.

7.1.45
PropCo may exercise its rights and perform its obligations under this clause itself or may elect to do so through a GA REIT Affiliate. Any reference to PropCo in this clause 7 shall be deemed to include a reference to such a GA REIT Affiliate.

7.1.46
Subject to clause 7.1.9 and 7.1.10, PropCo shall purchase the Development Project once the Stabilization Requirement for such Development Project has been met. If the Development Project is a Current Development, PropCo shall acquire the SPV Shares. If the Development Project is a Future Development, within 20 Working Days of receipt of the Stabilization Notice, PropCo shall (at its sole discretion, and if it has not previously done so pursuant to the Facility Agreement) elect to either purchase the SPV Shares or the assets comprising the Development Project (the Development Assets) by providing Elder Care Co notice specifying whether it elects to acquire the SPV Shares or the Development Assets (a PropCo Election Notice). If PropCo fails to provide Elder Care Co with such a PropCo Election Notice within the 20 Working Day period referred to in this clause 7.1.6, PropCo shall be deemed to have elected to acquire the SPV Shares. If PropCo acquires the Development Assets rather than the SPV Shares, the portion of the purchase price paid and constituting the basis for the rent payable under the Portfolio Lease in connection therewith shall exclude SDLT arising in connection with said purchase.

7.1.47
In the case of the Current Developments, following delivery of the Stabilization Notice the SPV Seller and PropCo shall (subject to the provisions of clause 7.1.9 and 7.1.10) simultaneously exchange and complete a SPV Share SPA. In the case of Future Developments, if PropCo elects (or is deemed to have elected) to acquire the SPV Shares, the SPV Seller shall (subject to the provisions of clause 7.1.9 and 7.1.10) simultaneously exchange and complete a SPV Share SPA with PropCo. Alternatively, in the case of Future Developments, if PropCo elects to acquire the Development Assets, the Property Seller shall (subject to the provisions of clause 7.1.9 and 7.1.10) simultaneously exchange and complete a sale and purchase agreement with PropCo (the Asset Purchase Agreement). ). Further, in the case of Future Developments, if PropCo elects to acquire the Development Assets, the Property Seller and Propco agree (i) to negotiate in good faith over the amount of the price apportioned to the capital allowances available on the Future Developments and to be included in the “Election” (as defined in the Asset Purchase Agreement); and (ii) to the extent that the Property Seller is not entitled to claim capital allowances and/or to enter into an “Election”, that the Property Seller shall give a statement in the Asset Purchase Agreement that satisfies (to the extent legally possible) the “fixed value requirement” within section 187A(6)(b) CAA ((i) and (ii) together being the Capital Allowances Agreement). The agreed form of each of the SPV Share SPA and the Asset Purchase Agreement (including the optional wording for the Capital Allowances Agreement) are attached to this agreement as Appendices 3 and 4, respectively.

7.1.48
The SPV Seller and/or the Property Seller (as appropriate) shall sell the SPV Shares or the Development Assets with full title guarantee free from all Encumbrances (other than such as shall have been created pursuant to the Facility Agreement) and together with all rights that attach (or may in the future attach) to the SPV Shares or the Development Assets.

7.1.49
PropCo shall not be obliged to exchange or complete an SPV Share SPA or a Development Assets Sale Agreement until it has been given a reasonable opportunity (for a period of no less than 20 Working Days) through due diligence promptly carried out to establish or has otherwise reasonably been assured or delivered by Elder Care Co that:

(a)	there are no material impediments to the title to the property;

(b)	there are no material environmental issues such that, were the warranties set out in paragraph 18 of Schedule 2 to the SPA repeated in respect of the property they would be true;

(c)	that there are no material defects in the state of repair of the property;

(d)	that appropriate registrations have been effected with the relevant English Care Quality Commission or the Scottish or Jersey care authorities;

(e)	the Development Project has achieved the Stabilization Requirement, as confirmed by documentation reasonably acceptable to PropCo;

(f)	verification of building completion in accordance with building plans and specifications and production of Certificate of Title (in Law Society required form); and

(g)
in the case of an SPV Share SPA, the disclosure letter proposed to be delivered thereunder qualifying the warranties contains no disclosure of matters materially adverse to the property or which evidence material liabilities of the SPV, which liabilities of the SPV are not the subject of an indemnity from the SPV Seller.

If Elder Care Co shall fail to respond to enquiries reasonably raised by PropCo by way of due diligence as referenced in this clause 7.1.9 within two Working Days of such enquiries being raised, the 20 Working Day period for completion of due diligence specified in this clause shall be extended by the period of such delay.

7.1.50
PropCo shall not be obliged to complete the purchase of any of the SPV Shares or any of the Development Assets with respect to a Development Project unless the purchase of all the SPV Shares or all the Development Assets with respect to that Development Project is completed simultaneously and unless the Dev SPV and Elder Care Co shall enter into a Deed of Amendment to the lease of the Development Asset removing the suspension of cross references to this Umbrella Agreement, establishing the initial Principal Rent equal to 7.5% of the Relevant Indebtedness (defined below), and making such further modifications as PropCo may reasonably require to conform such lease to the form of the Master Lease.

7.1.51	The purchase price for the SPV Shares shall be:

(a)	in the case of each Dev SPV that carries out a Current Development Project, the sum of £500,000 (but subject to clause 7.1.12); and

(b)	in the case of any other Dev SPV a sum equal to the amount paid up on such shares (not to exceed £100).
PropCo shall pay the stamp tax on the share purchase. In addition, at SPV Completion, PropCo shall procure the repayment of the Relevant Indebtedness. For reporting purposes, the total consideration shall include the purchase price for the SPV shares and the Relevant Indebtedness.

7.1.52
In the case of each Dev SPV that carries out a Current Development Project, PJ irrevocably and unconditionally agrees, and shall be deemed to have directed that, the pay the purchase price for the SPV Shares shall be paid only by reduction/repayment of the Non-core Payables. The Non-core Payables are intercompany indebtedness totalling £1,500,000 due from Necton (Norfolk) Limited and Kyrano (Thunderbird) Limited to PropCo.

7.1.53
The Relevant Indebtedness shall be the aggregate of (a) the principal amount owed under the relevant Acquisition Facility and the relevant Development Facility (but not the Interest Facility) for the Development Project, as said terms are defined in the Facility Agreement, (b) stamp duty land tax payable in respect of the lease to be granted to Elder Care Co and (c) Cost Overruns (as defined in the Facility Agreement) that have been funded by Elder Care Co (or the applicable MHL Group company) in accordance with the terms of the Facility Agreement, but only insofar as (a) the Relevant Indebtedness shall not exceed 80% of the open market value of the property in question; and (b) the initial rent derived from rentalisation of the Relevant Indebtedness shall not result in an Imputed Lease Coverage Ratio of less than 1:1.5 for twelve month period preceding the Quarter Day on or immediately preceding acquisition completion date.

7.1.54	The purchase price for the Development Assets under a Development Assets Sale Agreement for a Future Development shall be an amount equal to the Relevant Indebtedness.

7.1.55
Completion of the sale and purchase of the SPV Shares or the Development Assets (as applicable) shall take place at such location, at such time and on such date as the SPV Seller and PropCo shall agree or, in default of agreement, on 10 Working Days following the expiration of the diligence period specified in clause 7.1.9.

7.1.56
Notwithstanding any provision of this Agreement or the Facility Agreement to the contrary, if Elder Care Co or an Elder Care Co affiliate that is a borrower under the Facility Agreement pays in full the entire amount due and payable in connection with a Facility thereunder, PropCo shall have the right and option to purchase the Current Development or Future Development financed in connection therewith in accordance with the terms of clause 7.1.6.

7.2	Put Option For Non-Financed New Construction

7.2.8
If GA REIT elects not to provide finance for the development of a new elder care property under the Facility Agreement (a Non-Financed Development), subject to the terms of this agreement, New Group Holdco may incorporate a subsidiary or PJ may incorporate a separate limited company (a Dev SPV) for the purpose of carrying out any such development project and may, at its or his absolute discretion, obtain third party funding for that Dev SPV whether by way of debt or equity, provided that any debt from a third party is secured only over the asset of the Dev SPV in question and has no recourse whatsoever to any Guarantor or any subsidiary of such Guarantor or of New Group HoldCo.

7.2.9
New Group Holdco or PJ, as applicable, shall have the right to require PropCo or, if elected by PropCo, a GA REIT Affiliate, to acquire a Non-Financed Development by providing written notice to GA REIT (the Put Option), provided the following requirements are met:

(a)
The price payable by PropCo or (if applicable) the GA REIT Affiliate to acquire the property which is the subject of the Put Option shall be equal to the actual and verified acquisition costs (including market commissions and professional fees paid to third parties not affiliated with the MHL Group and the construction cost (including market development fees specified in the budget presented to and reasonably approved by PropCo) of the Non-Financed Development property paid by Elder Care Co or the Dev SPV, as applicable. At acquisition by PropCo or the GA REIT Affiliate, the Non-Financed Development must (i) have achieved Development Project Stabilization and (ii) have an Imputed Lease Coverage Ratio for twelve month period preceding the Quarter Day on or immediately preceding the Put Option exercise date of at least 1:1.5, based upon a first year capitalization rate that is the greater of:

(i)	7.5%; or

(ii)	4% per annum plus the US Treasury Rate.

(b)	the Non-Financed Development must meet the Investment Criteria (or otherwise have been recommended by New Group Holdco/PJ and accepted by PropCo in its sole discretion);

(c)
Elder Care Co must have first submitted the Non-Financed Development as a proposed Future Development under the Facility Agreement with the necessary information required under the Facility Agreement for GA REIT to assess such a request; GA REIT must have declined to fund such development under the Facility Agreement; and GA REIT must have confirmed in writing that the proposed development meets the Investment Criteria (or is otherwise accepted by GA REIT in its sole discretion);

(d)
no portion of the cost to acquire such Non-Financed Development exceeds the amount which is the remainder of (a) £35,000,000, less (b) the total sum of the Future Facilities funded or to be funded pursuant to a Utilisaton Request under the Facility Agreement, less (c) the total sum of the Future Facilities not so funded but which may be funded pursuant to a New Development Budget for a Future Facility approved by GA REIT under the Facility Agreement; and

(e)	Elder Care Co shall have executed a lease for such Non-Financed Development in accordance with clause 7.2.4.

7.2.10
During construction Elder Care Co/PJ will provide PropCo with regular written updates on construction and stabilization of the Non-Financed Development. PropCo must complete the acquisition of such property within 90 calendar days of the date on which the Put Option is exercised or, if later, within ten Working Days following the expiration of the diligence period specified in clause 7.1.9. For the avoidance of doubt, any property acquired pursuant to this clause 7.2 shall be taken into account in calculating the Lease Coverage Ratios of the Portfolio.

7.2.11
Upon the acquisition of the Non-Financed Development pursuant to the Put Option, PropCo will (or will procure a GA REIT Affiliate to) simultaneously grant to Elder Care Co a lease in the form of the Master Lease. The initial rent payable under the terms of the lease shall be an amount equal to the following:

(f)
where said lease is executed prior to the fifth anniversary of the initial Rent Commencement Date for the Portfolio Lease, 7.5% of the aggregate of the purchase price and of related acquisition expenses,;

(g)
where said lease is executed on or after the fifth anniversary of the initial Rent Commencement Date for the Portfolio Lease, at product obtained by multiplying the aggregate of the purchase price and related acquisition expenses by the greater of:

(h)	7.2%; or

(i)	4% per annum plus the US Treasury Rate.

7.2.12	The term of the lease to be granted to Elder Care Co in accordance with clause 8.4 shall be coterminous with the Portfolio Leases.

7.2.13	This clause 7.2 shall automatically expire on the last day of the eighty-ninth full calendar month following the month in which the initial Rent Commencement Date under the Portfolio Leases occurs.

8.	ACQUISITIONS

8.1
PropCo shall have the right of first refusal to (i) acquire each and every freehold property suitable for the operation of elderly care homes that PJ, any PJ-Controlled company or any MHL Group company is contemplating acquiring (Acquisition Opportunity) and (ii) provide development financing for each and every new development of an elderly care home that PJ, any PJ-controlled company any or MHL Group company or is contemplating developing (Development Opportunity).

8.2
When an acquisition or development is contemplated, Elder Care Co/PJ shall deliver to PropCo a detailed acquisition appraisal or development proposal together with a summary of the terms of any bona fide third party equity or debt financing offer (the RFR Offer). For Acquisition Opportunities, Elder Care Co/PJ shall also include the information set out in Schedule 2. For Development Opportunities, Elder Care Co/PJ shall also include the information set out on Schedule 1 attached hereto (collectively, the Project Materials).

8.3
Until the period of 30 calendar days after the date that the Project Materials are delivered by Elder Care Co/PJ to PropCo, PropCo (or a GA REIT Affiliate) shall have the right to elect by written notice to Elder Care Co to pursue the Acquisiiton Opportunity or Development Opportunity under the terms stated in the RFR Offer.

8.4
Where PropCo exercises the right to acquire the Acquisition Opportunity, PropCo will have a reasonable period of time (not less than 30 Working Days) to complete commercially reasonable due diligence as specified in clause 7.1.9. Upon completion of such due diligence, PropCo will acquire (or will procure a GA REIT Affiliate to complete) the acquisition of the freehold and simultaneously grant to Elder Care Co a lease in the form of the Master Lease; or, at PropCo’s election, Elder Care Co shall assign to PropCo (or, at PropCo’s election, a GA REIT Affiliate) the right to acquire the freehold directly from the seller thereof, and upon such acquisition grant to Elder Care Co a lease in the form of the Master Lease. The initial rent payable under the terms of the lease shall be an amount equal to the following:

8.4.1
where said lease is executed prior to the fifth anniversary of the initial Rent Commencement Date for the Portfolio Lease, 7.2% of the aggregate of the purchase price and of related acquisition expenses;

8.4.2
where said lease is executed on or after the fifth anniversary of the initial Rent Commencement Date for the Portfolio Lease, at product obtained by multiplying the aggregate of the purchase price and related acquisition expenses by the greater of:

(a)	7.2%; or

(b)	4% per annum plus the US Treasury Rate.

8.5	The term of the lease to be granted to Elder Care Co in accordance with clause 8.4 shall be coterminous with the Portfolio Leases.

9.	GA REIT AFFILIATES

9.1
If a GA REIT Affiliate elects to acquire a Development Project (pursuant to clause 7.1.6 (or a Non-Financed Development (pursuant to clause 7.2.2) or an Acquisition Opportunity (pursuant to clause 8.2) then, as a precondition to completion of such acquisition and the execution of the Master Lease in connection therewith, GA REIT shall procure that the GA REIT Affiliate shall enter into a Deed of Adherence with respect to this agreement.

9.2
A GA REIT Affiliate who enters into a Deed of Adherence in relation to a property that becomes a Portfolio Property shall have all the rights and obligations of PropCo hereunder in relation to that Portfolio Property as if it were named in this agreement.

10.	FINANCING CO-OPERATION

10.1	Without requiring the consent of Elder Care Co, PJ, any member of the MHL Group or any other party, PropCo and any GA REIT Affiliate owning a Portfolio Property each has the right from time to time, directly or indirectly, to create or grant a mortgage or any other type of lien or charge on any Portfolio Property, or any portion thereof or interest therein (including the lessor’s interest under a Portfolio Lease), to secure any borrowing or other financing or refinancing. Elder Care Co and the MHL Group shall cooperate with PropCo and GA REIT Affiliate in connection with PropCo’s and/or GA REIT Affiliate’s efforts to obtain any such financing. Elder Care Co undertakes to discuss in good faith and co-operate with PropCo, GA REIT Affiliate or its respective mortgagee if modifications or amendments are required to the affected Portfolio Leases or this agreement, provided that nothing in this clause shall impose any obligation on Elder Care Co to execute any amendment to this agreement and/or the affected Portfolio Leases. Subject to the proviso in the previous sentence, Elder Care Co and, to the extent necessary, such other members of the MHL Group also shall execute such other commercially reasonable and customary documentation required by the mortgagee in connection with the financing, and shall request its lender under the Permitted Indebtedness to execute such other documentation required by the mortgagee in connection with the financing, including without limitation inter-creditor agreements. Elder Care Co shall be reimbursed by PropCo (or GA REIT Affiliate, as applicable) for any properly incurred third party cost and expense incurred by Elder Care Co in complying with any requirements under this clause. The mortgagee shall acquire no greater rights with respect to the Portfolio Leases than the rights held by PropCo or any GA REIT Affiliate as landlord, the security granted to any mortgagee shall be subject in all respects to the terms of the applicable Portfolio Leases and, subject to there being no change of law in England and Wales in relation to tenant rights opposite landlords pursuant to which it becomes prevailing market practice for tenants to enter into such documents, in the event that tenant’s landlord has a mortgagee, it shall not be required to enter into any subordination or postponement agreement with the mortgagee.

10.2
The MHL Group may consider refinancing the BoS Debt with new senior debt. PropCo and the GA REIT Affiliates shall cooperate in connection with Elder Care Co’s efforts to obtain such new senior debt, and shall execute such commercially reasonable and customary documentation as may be required by the new lender (including priority deeds), provided that, without the consent of PropCo, any such new senior debt shall not be in a greater amount or at a higher rate of interest than the BoS Debt, nor shall it include terms or conditions materially more disadvantageous to PropCo as those contained in the BoS Debt. PropCo (or GA REIT Affiliate, as applicable) shall be reimbursed for any properly incurred third party cost and expense incurred by them in complying with this clause.

11.	GOVERNANCE AND REPORTING

11.1	Reporting Requirements
Elder Care Co and New Group HoldCo will provide PropCo with the following financial and operational information:

11.1.3	monthly property income statements for the Portfolio Properties and the Consensus Portfolio properties within 30 calendar days of month end;

11.1.4
quarterly unaudited consolidated financial statements of Elder Care Co, Consensus, Curate, Consensus HoldCo, Consensus Newco and New Group Holdco (collectively Guarantor) within 40 calendar days of the end of each Quarter Day. Such consolidated financial statements shall be in accordance with International Financial Reporting Standards (IFRS) to the extent required of GA REIT in accordance with the rules and regulations of the United States Securities and Exchange Commission (SEC Rules). As used in clauses 11.1.2, 11.1.3 and 11.1.4, the term “financial statements” shall mean and include balance sheets and statements of income, retained earnings, and cash flow, setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all of which shall be certified by the chief executive officer, chief financial officer or chief accounting officer (in their capacity as such officer) of New Group HoldCo to have been prepared in accordance with IFRS and to fairly present the financial condition and results of operations of Elder Care Co and each Guarantor at the date and for the periods indicated therein, subject to year-end audit adjustments;

11.1.5
annual unaudited consolidated financial statements of Elder Care Co and each Guarantor within 40 calendar days of each financial year end. Such consolidated financial statements shall be in accordance with IFRS to the extent required of GA REIT in accordance with SEC Rules;

11.1.6
annual audited consolidated financial statements of Elder Care Co and each Guarantor audited by a reputable firm of chartered accountants acceptable to GA REIT (acting reasonably) within 120 calendar days of each financial year end. Such consolidated financial statements shall be in accordance IFRS to the extent required of GA REIT in accordance with the SEC Rules;

11.1.7
a true, correct and complete copy of all reports or surveys performed by or on behalf of Elder Care Co or any governmental authority related to each Portfolio Property within 21 calendar days of receipt from or delivery to a governmental entity;

11.1.8
reports of material regulatory violation, including suspension or restriction on the operation of the business, as well as notices of audits, investigations, claims or proceedings initiated by a governmental entity against Elder Care Co, each within 21 calendar days of receipt;

11.1.9	the annual operating budget of each Portfolio Property for each fiscal year at least 30 calendar days prior to the start of that fiscal year;

11.1.10
within thirty days after the end of each calendar month, a true, complete and correct report of each Portfolio Property inform and substance reasonably acceptable to Landlord which accurately and completely sets forth with respect to each Portfolio Property the occupancy status of resident beds at such Properties, the average daily resident days categorized by source of payment (such as by Local Authority versus private) or other meaningful categories reasonably requested by PropCo; and

11.1.11	such other operational reports that PropCo may reasonably require.

11.2	Co-Operation on 3-05 and/or 3-14 Audit

11.2.1
To the extent permitted by applicable law, Elder Care Co and New Group HoldCo will cooperate (and shall cause other members of MHL Group to cooperate) with PropCo and GA REIT on any and all audit requirements imposed upon PropCo and GA REIT under the rules and regulations of the SEC Rules, including specifically Rule 3-05 and/or Rule 3-14 of Regulation S-X.

11.2.2	The obligations on Elder Care Co and MHL Group members pursuant to clause 11.2.1 shall include:

(a)
signing a management representation letter and providing access to financials, bank statements, journal entries, ledgers, and other items which may be requested by third-party auditors in order to complete such audit. Elder Care Co acknowledges that this may include an obligation to provide audited financial statements for at least the three years prior to the date of SPA Completion plus unaudited financial statements for any stub quarterly periods. Such audited financials statements of Elder Care Co and MHL Group members shall be in accordance with IFRS and in accordance with SEC Rules by the same third-party auditor and will be included in GA REIT’s filings with the US SEC subsequent to the Acquisition to the extent required; and

(b)	cooperating, and causing each member of the MHL Group (including, for the avoidance of doubt, and New Group HoldCo, Consensus HoldCo, Consensus, Glentworth, Consensus Newco and any of their subsidiaries) to cooperate with GA REIT to engage any third party chartered accountant to commence the restatement of prior years’ financial information on the basis of IFRS upon execution of the SPA; and

(c)	delivering all historical audited and unaudited stub period financial statements presented on a basis in accordance with IFRS to GA REIT no later than 50 days after the date of this agreement.

11.2.3
Subsequent to the date of this agreement and continuing thereafter following SPA completion, to the extent the audited financial statements are included in GA REIT’s filings with the US SEC, if required by PropCo or GA REIT, Elder Care Co shall cause the third-party auditor to perform such additional procedures as GA REIT may require, including but not limited to obtaining updated management representation letters and performing inquiries, and Elder Care Co undertakes to cooperate (and to cause other MHL Group members to cooperate) on any and all requirements.

11.3	Continuing Reporting Requirements
New Group HoldCo and Elder Care Co will cooperate with GA REIT’s auditor on any and all reasonable audit requirements of PropCo and GA REIT imposed under SEC Rules.

11.4	Costs
GA REIT shall promptly reimburse the MHL Group in respect of its agreed, or otherwise reasonable, properly vouched third-party costs incurred in connection with the following; (a) its initial conversion of historical numbers to IFRS, (b) the additional, reasonable costs of Deloitte to complete an initial audit of the historical financials in accordance with US Auditing Standards (US GAAS), and (c) any additional, reasonable costs of Deloitte in connection with GA REIT including Deloitte's opinion in an SEC filing and (d) if required by GA REIT, the extra cost to audit in accordance with US GAAS versus UK GAAS going forward. Following this initial conversion, Elder Care Co shall pay for any future IFRS costs and the cost of its regular audit.

12.	TAX

12.1	Value Added Tax

12.1.4	If it is discovered that there is a Prior Option to Tax, the parties agree:

(a)	to procure that the terms of the relevant Portfolio Lease are amended so that clause 4.4.2 of the relevant Portfolio Lease is deleted

(b)
that the Landlord (and its successors in title) shall as a result be entitled to charge VAT on the rent payable under the terms of the relevant Portfolio Lease, if and to the extent that VAT is properly chargeable (taking into account any provision of VATA that disapplies or overrides such Prior Option to Tax).

12.1.5
If a Landlord (or its successors in title) consents to the terms of any of the Portfolio Leases being varied such that the relevant Portfolio Property is no longer used for a “relevant residential purpose” (as defined in note (4) of Group 5 of Schedule 8 VATA), the parties agree:

(f)	to procure that the terms of the relevant Portfolio Lease are amended so that clause 4.4.2 of the relevant Portfolio Lease is deleted.

(g)
that Landlord (and its successors in title) shall as a result be entitled to charge VAT on the rent payable under the terms of the relevant Portfolio Lease, if and to the extent that VAT is properly chargeable.

12.1.6
The parties agree that they shall use reasonable endeavours to structure any Future Developments in such a way so as to maximise the VAT recovery of the relevant person incurring the costs of development (including, for the avoidance of doubt, by structuring the grant of the relevant Portfolio Lease so that it qualifies for zero-rating (if applicable)).

12.1.7
PJ agrees with PropCo, GA Acquisition and GA REIT that he shall procure that the Dev SPVs register for VAT (or, in the case of Consensus Central Limited, remain registered for VAT) and use all reasonable endeavours to recover any VAT incurred on the costs of completing the Current Developments.

12.2	Construction Industry Scheme

12.2.1	In this Clause 12.2 (but not otherwise):

(d)	Contract Payment: has the meaning given to it under section 60(1) FA 2004;

(e)	Contractor: a person who is a contractor for the purposes of Chapter 3 Part 3 FA 2004;

(f)	FA 2004: means the Finance Act 2004 (or, notwithstanding clause 1.11, any statute, statutory provision or subordinate legislation which it amends or re-enacts it);

(g)
Regulations: means the Income Tax (Construction Industry Scheme) Regulations 2005 (SI 2005/2045) (or, notwithstanding clause 1.11, any statute, statutory provision or subordinate legislation which it amends or re-enacts it); and

(h)	Sub-Contractor: means a person who is a sub-contractor for the purposes of Chapter 3 Part 3 FA 2004.

12.2.2
Elder Care Co undertakes to comply, and undertakes to procure that any of its subsidiaries that are tenants under any of the Portfolio Leases shall comply (Elder Care Co and any such subsidiaries each, as applicable, being the “Occupational Tenant”), with all the requirements applicable to Sub-Contractors Chapter 3 Part 3 FA 2004.

12.2.3	PropCo undertakes to procure that each Landlord complies with all the requirements applicable to Contractors under Chapter 3 Part 3 FA 2004.

12.2.4
All obligations of a Landlord and all rights of the Occupational Tenant under this Agreement, any of the Portfolio Leases or any other document under which contributions to construction/works are made (together, the “Contribution Documents”) are subject to Chapter 3 Part 3 FA 2004 and the Regulations (insofar as Chapter 3 Part 3 FA 2004 and the Regulations apply to any such rights and obligations).

12.2.5
If a Landlord, as Contractor, is required to make a Contract Payment to the Occupational Tenant, as Sub-Contractor, under any of the Contribution Documents, the Landlord, as Contractor, shall verify, in accordance with Section 69 FA 2004 and paragraph 6 of the Regulations, whether the Occupational Tenant, as Sub-Contractor, is registered with HMRC for gross payment or for payment under deduction or is not registered with HMRC under section 63 FA 2004, and shall, once it has so verified the status of the Occupational Tenant, make the payment to the Occupational Tenant subject to the following:

(a)	if the Occupational Tenant is registered for gross payment under section 63(2) FA 2004, the Landlord shall make the payment to the Occupational Tenant without any deduction;

(b)
if the Occupational Tenant is not registered under section 63(2) FA 2004 for gross payment under that section, the Landlord shall make the payment to the Occupational Tenant, subject to the deduction of the relevant percentage in accordance with section 61 FA 2004 and the Regulations;
provided that if HMRC notifies PropCo that the Occupational Tenant’s registration status has changed, then the Landlord shall make the Contract Payment subject to such direction made by HMRC in accordance with section 69 FA 2004 and the Regulations, and this proviso shall be applied as often as may be required.

12.2.6
The Occupational Tenant shall provide the Landlord with such information as the Landlord may request for the purpose of making the verification in accordance with Section 69 FA 2004 and paragraph 6 of the Regulations as described in Clause 12.2.4 (including, without limitation, the information prescribed by paragraph 6(2)(b) of the Regulations)

12.2.7	In the event of any conflict between this Clause 12.2 and any other term of the Contribution Documents, the provisions of this Clause 12.2 shall prevail.

12.3	Substitution and Withdrawal

12.3.1
Elder Care Co agrees that, if any Occupational Tenant exercises its right to effect a Substitution, it shall pay to the Landlord (the Landlord being referred to in this clause as the “Transferor”) an amount equal to (i) any professional costs and expenses (including any irrecoverable VAT) and (ii) any Tax, in either case, incurred or suffered by the Transferor as a result of or in connection with the Substitution having occurred, including (but not limited to):

(a)	any SDLT payable by the Transferor on acquisition of the substitute property;

(b)
any VAT payable by the Transferor on acquisition of the substitute property, if and to the extent that the Transferor is not able to recover or obtain credit for any such VAT (and PropCo agrees to procure that the Transferor uses reasonable endeavours to try and recover any such VAT to the extent it can);

(c)	any VAT payable by the Transferor under Part 2 of Schedule 10 VATA; and

(d)
any direct Tax on the gain or profit made by the Transferor on disposal of the property being substituted (ignoring any losses, reliefs or allowances available to reduce or eliminate such gain or profit), in each case net of any relief from direct Tax that arises as a result of the substitution.

12.3.2
Elder Care Co agrees that, if any Occupational Tenant exercises its right to effect a Withdrawal, it shall pay to the Transferor an amount equal to (i) any professional costs and expenses (including any irrecoverable VAT) and (ii) any Tax, in either case, incurred or suffered by the Transferor as a result of or in connection with the Withdrawal having occurred, including (but not limited to):

(c)	any VAT payable by the Transferor under Part 2 of Schedule 10 VATA; and

(d)
any direct Tax on the gain or profit made by the Transferor on disposal of the property being withdrawn (ignoring any losses, reliefs or allowances available to reduce or eliminate such gain or profit).

12.3.3
Any payment by Elder Care Co under either Clause 12.3.1 or Clause 12.3.2 shall be made in full on the later of (i) five Working Days after Elder Care Co receives a written demand from PropCo, and (ii) the fifth Working Day before the date on which such Tax is due and payable to the relevant Tax authority.

12.3.4
In the case of either a Substitution or a Withdrawal, PropCo and Elder Care Co agree to procure that the Transferor and the transferee (as applicable) enter into an election under section 198 or section 199 of CAA 2001 with the intention of ensuring that any capital allowances available on the fixtures at the property being substituted or withdrawn (as applicable) remain with the Transferor.

12.3.5
Elder Care Co shall procure that (i) no option to tax is exercised by any of the Dev SPVs (or a “relevant associate” of a Dev SPV) before an SPV Completion and (ii) that no Dev SPV shall before an SPV Completion be registered, or treated as registered, as part of a VAT group with any other company.

12.3.6
All sums payable under this Clause 12.3 shall be paid free of all deductions and withholdings, except those required by law. If any deductions or withholdings are required by law, or any amount paid under this Clause 12.3 is subject to Tax (or would have been but for the use of any relief from Tax available to the Transferor), Elder Care Co shall also pay to the relevant Transferor such amount as will ensure that the net receipt, after Tax, is the same as it would have been had there been no Tax, deduction or withholding.

12.4	Capital Allowances

12.4.1	In this Clause 12.4 the following definitions apply:

(e)	Items: those items forming part of Elder Care Co’s Works which constitute plant or machinery (as those expressions are defined in CAA);

(f)	Landlord: PropCo or any subsidiary of PropCo that is a landlord under the terms of any of the Portfolio Leases;

(g)	Landlord’s Contribution: any contribution to Elder Care Co’s Works made by a Landlord under the terms of any of the Contribution Documents (inclusive of VAT (if any)); and

(h)
Elder Care Co’s Works: the development/enhancement/ refurbishment works to be carried out by an Occupational Tenant to any of the Portfolio Properties as agreed pursuant to any of the Contribution Documents.

12.4.2	Elder Care Co agrees to procure that the relevant Occupational Tenant will apply the Landlord’s Contribution in its entirety as follows:

(h)
firstly, on the provision of Items (if any) which are energy-saving plant and machinery (as that expression is defined in section 45A of the CAA) or environmentally beneficial plant and machinery (as that expression is defined in section 45H of the CAA), in full;

(i)	secondly, on the provision of Items (if any) which are not integral features (as that expression is defined by section 33A of the CAA;

(j)
to the extent of any balance after the expenditure referred to in Clause 12.4.2(a) and Clause 12.4.2(b) is exhausted, on the provision of Items (if any) not falling within Clause 12.4.2(a) or Clause 12.4.2(b), in full; and

(k)
to the extent of any balance after the Landlord’s Contribution has been applied in accordance with Clause 12.4.2(a) to Clause 12.4.2(c), for such purposes as are necessary to complete Elder Care Co’s Works.

12.4.3	Elder Care Co agrees to procure that the relevant Occupational Tenant will keep the Landlord fully and regularly informed as to the expenditure on the Items.

12.4.4	Elder Care Co recognises that the Landlord may wish to claim capital allowances on the Landlord’s Contribution under section 537 and section
538 of the CAA and, accordingly, Elder Care Co agrees to procure that the relevant Occupational Tenant:

(j)
shall not claim, and will procure that no person (including without limitation its successors in title and assigns) shall claim, capital allowances on such part of the Landlord’s Contribution as applied in accordance with Clause 12.4.2(a) to Clause 12.4.2(d); and

(k)
    shall give and procure that its professional advisers give the Landlord all assistance and information which the Landlord may reasonably require in order to claim capital allowances on the Landlord’s Contribution.

12.4.5
Elder Care Co agrees that the relevant Landlord may at any time carry out such checks as the Landlord may reasonably require in relation to the relevant Occupational Tenant’s expenditure on Elder Care Co’s Works and Elder Care Co agrees to procure that the relevant Occupational Tenant shall provide such assistance and co-operation as may reasonably be required for this purpose.

12.4.6	In the event of any conflict between this clause and any other term of the Contribution Documents, the provisions of this Clause 12.4 shall prevail.

12.5	Structure of loans from PropCo or GA REIT

12.5.1
The parties agree that GA REIT (or any subsidiary undertaking of GA REIT) and/or PropCo (or any subsidiary undertaking of PropCo) (together the “Finance Providers”) that is required under the terms of any of the Contribution Documents to provide finance to an Occupational Tenant, shall be entitled to structure the provision of such finance in such a way so as to optimize the tax efficiency of the finance (including but not limited to ensuring that the finance can be provided under the terms of a double tax treaty so as to reduce, as far as possible, any withholding taxes being imposed on any interest payments).

12.5.2
Elder Care Co agrees to, and agrees to procure that any Occupational Tenant shall, co-operate with any Finance Provider in completing any procedural formalities necessary for that Occupational Tenant to obtain authorisation from HMRC to make any payment of interest without withholding tax.

13.	GUARANTEES AND UNDERTAKINGS

13.1	New Group HoldCo Guarantee

13.1.8	Guarantee and Indemnity
In consideration of GA REIT and PropCo entering into this Agreement and the Documents (as defined below), New Group HoldCo irrevocably and unconditionally:

(a)
guarantees to PropCo the punctual performance by each member of the MHL Group and any and all of their successors in title, permitted assigns and permitted transferees (Guaranteed Entities) of all their obligations under the Portfolio Leases, under this Agreement, under the Facility Agreement, under the BTAs and under the SPA (the Documents). For the avoidance of doubt, (i) such guarantee of the Portfolio Leases shall remain in effect for the entire term of the Portfolio Leases and will not be released or terminated for any reason, including the Portfolio achieving a particular Lease Coverage Ratio and (ii) such guarantee in respect of the Facility Agreement shall remain in effect for the entire duration of the Facility Agreement and until such time as all amounts owing to GA REIT thereunder are paid in full;

(b)
undertakes to PropCo that whenever a Guaranteed Entity does not pay any amount when due under or in connection with the Documents (or within any applicable cure period), it shall on demand pay that amount as if it was the principal obligor;

(c)
    undertakes to indemnify PropCo on demand against any cost, loss or liability suffered by PropCo if any obligations guaranteed by it under this Guarantee is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall not exceed the amount which PropCo would otherwise have been entitled to recover; and

(d)
agrees with PropCo that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify PropCo immediately on demand against any cost, loss or liability it incurs as a result of any Guaranteed Entity not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Document on the date when it would have been due. The amount payable by New Group HoldCo under this indemnity will not exceed the amount it would have had to pay under this clause 13.1

(New Group HoldCo Guarantee) if the amount claimed had been recoverable on the basis of a guarantee.

13.1.9	Continuing Guarantee
This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Guaranteed Entity under the Documents regardless of any intermediate payment or discharge in whole or in part.

13.1.10	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Guaranteed Entity or any security for those obligations or otherwise) is made by PropCo in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of New Group HoldCo will continue or be reinstated as if the discharge, release or arrangement had not occurred and PropCo shall be entitled to recover the value or amount of that payment, security or disposition from New Group HoldCo.

13.1.11	Waiver of Defences
The obligations of New Group HoldCo under this clause will not be affected by any act, omission, matter or thing which, but for this clause 13.1.4 would reduce, release or prejudice any of its obligations under this clause (without limitation and whether or not known to it or PropCo) including:

(c)	any time, waiver or consent granted to, or composition with, any Guaranteed Entity or other person;

(d)	the release of any Guaranteed Entity or any other person under the terms of any composition or arrangement with any creditor of any Guaranteed Entity;

(e)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Guaranteed Entity or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(f)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Guaranteed Entity or any other person;

(g)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in amounts payable by any Guaranteed Entity or any other person under the Documents;

(h)	any assignment, transfer or novation by PropCo of its rights and/or obligations under the Documents;

(i)	any unenforceability, illegality or invalidity of any obligation of any person under any Document or any other document or security; or

(j)	any insolvency or similar proceedings.

13.1.12	Guarantor Intent
Without prejudice to the generality of clause 13.1.4 (Waiver of Defences), New Group HoldCo expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Documents and/or any facility or amount made available under any of the Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

13.1.13	Immediate recourse
New Group HoldCo waives any right it may have of first requiring PropCo (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from New Group HoldCo under this clause 13.1 (New Group HoldCo Guarantee). This waiver applies irrespective of any law or any provision of a Document to the contrary.

13.2	GA REIT Undertaking
GA REIT confirms its agreement to cause PropCo to perform all of its obligations under this Agreement, and further agrees to capitalize PropCo to the extent necessary to allow PropCo to perform its obligations hereunder. Without limiting the generality of the foregoing, if for any reason PropCo is unable to promptly perform any financial obligation owed to Seller under this Agreement, then GA REIT agrees to perform such financial obligations on PropCo’s behalf within thirty (30) days’ notice from Elder Care Co, New Group HoldCo or PJ stating that PropCo has failed to perform. GA REIT recognises that Elder Care Co, New Group HoldCo and PJ are relying on this undertaking in entering into this Agreement.

14.	COSTS
Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it).

15.	NOTICE

15.1
Any notice served under or in respect of this agreement shall be in writing and delivered by electronic means (such as by email or fax) followed up by express delivery via an internationally recognized courier (such as Federal Express) for next Working Day delivery (as a Working Day is determined based upon the country to which the notice is being sent). Notices shall be effective and deemed given on the date of receipt (or if the date of receipt is not a Working Day in the country where delivered, then on the next Working Day after delivery).

15.2	The addresses and fax numbers for service of notices are:

15.2.3	New Group HoldCo, Consensus HoldCo, Consensus NewCo, Elder Care Co, Consensus, Glentworth, L’Hermitage and Walstead

(l)	address: Bradbury House, 830 The Crescent, Colchester Business Park, Colchester, Essex CO4 9YQ

(m)	for the attention of: Nigel Schofield

(n)	fax number: +44 (0)1206 224194
with a copy to:

(a)	address: Speechly Bircham LLP, 6 New Street Square, London EC4A 3LX

(b)	for the attention of Martin Wright / David Coates

(c)	fax number: + 44 (0)20 7427 6600

15.2.4	PropCo, GA Acquisition and GA REIT

15.2.5	c/o Griffin-American Healthcare REIT II, Inc. 4000 MacArthur Boulevard West Tower, Suite 200 Newport Beach, CA 92660 Attention: President and General Counsel

15.2.6	PJ

(a)	address: Stable House, Cockaynes Lane, Alresford, Colchester, Essex CO7 8BZ

(b)	for the attention of: Paul Jeffery

15.3
A party may change its details for service of notices as specified in clause 15.2 by giving notice in writing to the other party. An address for service need not be located within the UK. Any change notified pursuant to this clause shall take effect at 9.00 am UK time on the later of:

15.3.1	the date (if any) specified in the notice as the effective date for the change; or

15.3.2	five Working Days after deemed receipt of the notice of change.

15.4	A notice is deemed to have been received (provided that all other requirements in this clause have been satisfied):

15.4.1	if sent by fax, at the time of transmission; or

15.4.2	if sent by pre-paid first class post, recorded delivery or special delivery, upon actual receipt; or

15.4.3	if sent by airmail to an address outside the country from which it is sent, upon actual receipt; or

15.4.4	if sent by reputable international overnight courier to an address outside the country from which it is sent, at the time of actual receipt; or

15.4.5	if delivery is by fax transmission, it shall be effective only if also sent by one of the other means permitted in this clause. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

15.5	To prove service, it is sufficient to prove that:

15.5.1	if delivered by reputable international overnight courier, the notice was delivered to the correct address; or

15.5.2	if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number; or

15.5.3	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.

15.6
The provisions of this clause 15 do not apply to the service of any proceedings or other documents in any legal action or proceedings or, where applicable, any arbitration or other method of dispute resolution.

16.	INTEREST
If a party fails to make any payment due to the other party under this agreement by the due date for payment, and should such failure continue for a period of five Working Days after receipt of written notice, then the defaulting party shall pay interest on the overdue amount at the rate of 3% per annum above BoS's base lending rate from time to time. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount.

17.	SEVERANCE

17.1
If any court or competent authority finds that any provision of this agreement (or part of any provision) is void, invalid, illegal or unenforceable, that provision (or part-provision) shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this agreement (and, as the case may be, the remainder of the relevant provision) shall not be affected.

17.2
If any void, invalid, unenforceable or illegal provision of this agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum deletion necessary to make it legal, valid and enforceable.

18.	THIRD PARTY RIGHTS

18.1	A person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

18.2	The rights of the parties to terminate or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

19.	SUCCESSORS
This agreement (and the documents referred to in it) are made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

20.	COUNTERPARTS
This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

21.	ENTIRE AGREEMENT
This agreement and agreements referred to in it which are expressed to be in the agreed form constitute the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, arrangements and understandings between them, whether written or oral, relating to their subject matter.

22.	REMEDIES
Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

23.	GOVERNING LAW AND JURISDICTION

23.1
This agreement and any dispute or claim arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

23.2
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes and claims).

SIGNED by the parties by their duly authorised representatives on the date which first appears in this Agreement.

Schedule 1
Development Appraisal Information
A development appraisal submitted by Elder Care Co in respect of a Future Development shall contain the information:

1.	a description of the site and a summary of the development together with general background information;

2.	a map or coloured plan of the site;

3.	the market research for the location;

4.	planning drawings and any other plans and specifications;

5.	a detailed breakdown of the acquisition and development costings (including contingencies, financial phasing and cashflow forecasts);

6.	an estimated development programme and target completion date;

7.	details of those preconditions and Planning Consents in respect of the Future Development that are to be fulfilled or obtained before construction commences;

8.	a pro forma projection on operations, including occupancy and rental rate projections and the estimated property income statement to be realised from the home when at normal occupancy levels; and

9.	details of any deferred consideration or overage payment arrangements to be entered into in respect of the Future Development with the vendor of the site.

Schedule 2
Information to be provided in respect of Acquisition Proposals
Elder Care Co shall submit the following information in respect of an Acquisition Proposal:

1.	a description of the home together with general background information;

2.	a map or coloured plan of the site;

3.	the market research for the location;

4.	planning drawings and any other plans and specifications for any refurbishment;

5.	details of any available historic information concerning the operation of the home;

6.	details of CQC registrations in respect of the home and its manager;

7.	a pro forma projection on operations, including occupancy and rental rate projections and the estimated property income statement to be realised from the home when at normal occupancy levels; and

8.	details of any deferred consideration or overage payment arrangements to be entered into in respect of the acquisition of the site.

Schedule 3
Substitution and Withdrawal
This Schedule governs the process to address a Portfolio Property that has been under-performing (based upon the standards established in this Schedule) and where a turnaround of that property is deemed to be either impossible or impractical to achieve.

I.
Qualification for Substitution: A Portfolio Property will qualify for Substitution (meaning that it is eligible for consideration as a property to be withdrawn from the Portfolio in exchange for replacement with another elder care home property) only if all of the following criteria are met:

a.
The property to be substituted out (the Old Prop) previously has been identified on a watch list established by Elder Care Co and provided to PropCo on a regular periodic basis, with an assessment and turnaround plan (the Turnaround Plan) prepared by Elder Care Co and approved by PropCo in place for the twelve month period preceding the date on which Elder Care Co delivers to PropCo its written request for substitution (the Substitution Request);

b.
In addition to the Turnaround Plan, Elder Care Co has delivered to PropCo a written request that PropCo fund certain itemized capital expenditures in support of the Turnaround Plan, and PropCo has denied that request or such capital expenditures have not sufficiently improved performance in the time period set forth in the Turnaround Plan;

c.
The Lease Coverage Ratio for the Old Prop would be at or below 1:1.15 for the eighteen month period preceding the Substitution Request as if any rebalancing pursuant to clause 3.1.2 had not occurred (and hence the rental level would be the initial annual rent subject to any increases pursuant to the terms of the Lease);

d.
The Lease Coverage Ratio of the Old Prop would rank among the bottom 15% of the Lease Coverage Ratios of the Portfolio making the same assumptions as to no rebalancing having occurred as mentioned in paragraph (c) above (in respect of the whole Portfolio);

e.
Elder Care Co has delivered to PropCo with the Substitution Request an Independent Valuation, which shall be dated no earlier than three months prior to the date on which Elder Care Co submits the Substitution Request, stating the value of Old Prop; and

f.
No more than two other Substitutions and/or Withdrawal transactions have occurred during the five year period preceding the date on which Elder Care Co delivers the Substitution Request to PropCo. For the avoidance of doubt, this clause is intended to limit the total number of Substitutions and/or Withdrawal transactions to a maximum of three in every five year period. Further, no Substitution or Withdrawal transaction shall be permitted during the three year period following the Rent Commencement Date of the Portfolio Leases.
A single Substitution Request may relate to not more than three Portfolio Properties (an Old Prop Group), provided that each of the three Portfolio Properties included within the Old Prop Group individually meets the criteria stated in the clauses (a)-(f), above, or have a justification for inclusion prepared by Elder Care Co and approved by PropCo in its sole discretion.

II.
Qualification for New Property: An elder care home property (New Prop) will be eligible for consideration as a property to be added to the Portfolio in replacement of and Old Prop) only if all of the following criteria are met:

a.	The New Prop must be a single property owned by a member of the MHL Group and operated by Elder Care Co at the time of substitution;

b.
The New Prop must have a level of occupancy such that at least 85% of the number of operational care beds are occupied by third party residents on arms’ length commercial contractual residential care contract terms;

c.
Elder Care Co has delivered to PropCo with the Substitution Request an Independent Valuation, which shall be dated no earlier than three months prior to the date on which Elder Care Co submits the Substitution Request, stating the value of New Prop; and

d.	The Market Value of New Prop (defined below) is equal to or greater than the value of Old Prop or the Old Prop Group (as applicable), but not by more than 20%;

e.
The Lease Coverage Ratio of New Prop is at least 1:1.6 for the twelve month period preceding the Substitution Request, calculated using the Market Value of New Prop and a lease rate equal to the current lease rate applicable assuming no rebalancing having occurred as mentioned in paragraph I(c) above (in respect of the whole Portfolio) and hence the rental level would be the initial annual rent subject to any increases pursuant to the terms of the Lease; and

f.
New Prop is purpose built, was constructed during or after 2003, has a minimum of 40 operational beds, each with en suite wetroom showers, and has locational demographics at least equal to those of Old Prop or the Old Prop Group.

III.	Process: The process for completing a Substitution will be as follows:

a.	The Old Prop or Old Prop Group (as applicable) identified by Elder Care Co must qualify for Substitution under the terms or part I of this Schedule.

b.
The New Prop identified by Elder Care Co must qualify under the terms of part II of this Schedule.  PropCo (or, if elected by PropCo, an Affiliate of GA REIT) will exchange a purchase agreement (the Replacement Agreement) for the acquisition of New Prop, which shall be conditioned upon (i) PropCo (or, if applicable said Affiliate of GA REIT) completing customary due diligence with respect to title, environmental, state of repair and appropriate registrations and (ii) the sale of Old Prop.

c.
As used in this Schedule, the term “Market Value” for New Prop shall be equal to the lesser of (i) the value of the New Prop as stated in the Independent Valuation and (ii) the value sufficient to meet Lease Coverage Ratio of 1:1.6 based on the then-current lease rate under the Portfolio Lease (inclusive of escalations for Index Rent).

d.
After exchange of the Replacement Agreement, PropCo will use commercially reasonable efforts to market Old Prop or Old Prop Group for sale at fair market value to a third party under a sales process assisted by Elder Care Co with Elder Care Co’s consent to be first obtained (such consent not to be unreasonably withheld or delayed) to any proposed sale.

e.
Simultaneous with completion of the sale of Old Prop or, if applicable, all of the Properties in the Old Prop Group, PropCo (or, if applicable, the Affiliate of GA REIT under the Replacement Agreement) will acquire New Prop at a price (the Net Cash Payment) equal to (A) the Market Value of New Prop, less (B) the positive difference between (i) GA REIT’s overall direct or indirect investment in Old Prop (meaning the original purchase price paid plus the sum of all Capital Improvement Costs and other sums paid by the Landlord to or for the benefit of Elder Care Co to improve the Old Prop) inflated from the date of payment by 2.5% annually, less (ii) the net sale proceeds received on the sale of Old Prop.

f.
Upon completion of the acquisition of New Prop, Elder Care Co will lease and operate New Prop pursuant to a lease in the form of the Master Lease, subject to the terms of this agreement, at a rate equal to the product obtained by multiplying the Market Value by the then-applicable lease rate of the Old Prop (inclusive of escalations for Index Rent).

g.	Elder Care Co must provide PropCo with a minimum of four months prior written notice of its intention to pursue a Substitution, and provide such supporting documents as PropCo may be reasonably require to assess with its evaluation of the request

h.	Elder Care Co shall pay all costs (including attorneys’ fees and expenses), taxes, duties and other sums incurred by GA REIT and its affiliates as a result of the transaction.

IV.	Approvals

a.
If the conditions and criteria under parts I and II of this Schedule are met and the Net Cash Payment will be less than £5 million, PropCo shall have the right to approve the Substitution, which approval shall not be unreasonably withheld.

b.
If the conditions and criteria under parts I and II of this Schedule are NOT met, or if the Net Cash Payment will be greater than £5 million, PropCo shall have the right to approve the Substitution in its sole and absolute discretion.

c.
The sum of £5 million referenced in the preceding two paragraphs shall increase on each anniversary of the Term Commencement Date by a factor equal to the lesser of (i) 2.5% or (ii) the increase in the RPI Index that has occurred during the preceding year, if any, provided that in no event will said amount increase above £10 million.

V.	Withdrawal: A Portfolio Property will qualify for Withdrawal from the Portfolio only if all of the following criteria are met:

a.	The property to be withdrawn (the W/D Prop) must consist of a single Portfolio Property and meet all of the following criteria:

A.
The W/D Prop previously has been identified on a watch list established by Elder Care Co and provided to PropCo on a regular periodic basis, with a Turnaround Plan prepared by Elder Care Co and approved by PropCo in place for the twelve month period preceding the date on which Elder Care Co delivers to PropCo its written request for Withdrawal (the Withdrawal Request);

B.
In addition to the Turnaround Plan, Elder Care Co has delivered to PropCo a written request that PropCo fund certain itemized capital expenditures in support of the Turnaround Plan, and PropCo has denied that request or such capital expenditures have not sufficiently improved performance in the time period set forth in the Turnaround Plan;

C.	The Lease Coverage Ratio for the W/D Prop would be at or below 1:1.15 for the eighteen month period preceding the Withdrawal Request as if any rebalancing pursuant to clause 3.1.2 had not occurred (and hence the rental level would be the initial annual rent subject to any increases pursuant to the terms of the Lease);

D.
The Lease Coverage Ratio of the W/D Prop would rank among the bottom 15% of the Lease Coverage Ratios of the Portfolio making the same assumptions as to no rebalancing having occurred as mentioned in paragraph (C) above (in respect of the whole Portfolio);

E.
Elder Care Co has delivered to PropCo with the Withdrawal Request an Independent Valuation, which shall be dated no earlier than three months prior to the date on which Elder Care Co submits the Withdrawal Request, stating the value of W/D Prop;

F.
No more than two other Substitutions and/or Withdrawal transactions have occurred during the five year period preceding the date on which Elder Care Co delivers the Withdrawal Request to PropCo. For the avoidance of doubt, this clause is intended to limit the total number of Substitutions and/or Withdrawal transactions to a maximum of three in every five year period. Further, no Substitution or Withdrawal transaction shall be permitted during the three year period following the Rent Commencement Date of the Portfolio Leases; and

G.	Withdrawal is only eligible if a New Prop substitution asset is not available.

b.
Once a W/D Prop is eligible for Withdrawal, PropCo will use commercially reasonable efforts to market W/D for sale at fair market value to a third party under a sales process assisted by Elder Care Co with Elder Care Co’s consent to be first obtained (such consent not to be unreasonably withheld or delayed) to any proposed sale.

c.
Simultaneous with completion of the sale of the W/D Prop, Elder Care Co shall to pay to or as directed by PropCo an amount equal to (A) GA REIT’s overall direct or indirect investment in W/D Prop (meaning the original purchase price paid plus the sum of all Capital Improvement Costs and other sums paid by Landlord to or for the benefit of Elder Care Co to improve the W/D Prop) inflated from the date of payment by 2.5% annually, less (B) the net sale proceeds received on the sale of W/D Prop.

d.	No more than two of the three allowable Substitution and Withdrawal transactions in any five year period may be in the form of a Withdrawal.

e.
The aggregate value of Withdrawal transactions in any five year period shall be limited to £10 million, calculated based upon on GA REIT’s overall direct or indirect investment in W/D Prop (meaning the original purchase price paid plus the sum of all Capital Improvement Costs and other sums paid by the Landlord to or for the benefit of Elder Care Co to improve the W/D Prop) inflated from the date of payment by 2.5% annually.

Elder Care Co may propose to PropCo a Substitution or Withdrawal on terms other than those stated in this Schedule including (inter alia) because Elder Care Co considers the proposal to be in the best interests of the Portfolio which PropCo will consider but will be free to accept or reject same in its sole and absolute discretion.
Schedule 4
Open Market Rent

1.	Definitions

1.1	In this Schedule the following words and expressions shall have the following meanings unless the context requires otherwise:

1.1.1	Assumptions: the following assumptions (if not facts) at the Market Review Date:

(a)	that all the tenant covenants in the Portfolio Leases have been complied with

(b)	that each of the Portfolio Properties is fit for immediate occupation and use

(c)	that if a Portfolio Property has been destroyed or damaged or become inaccessible they have been completely rebuilt and reinstated or rendered accessible

(d)	that all the landlord covenants in each of the Portfolio Leases have been complied with except in respect of any material breach which the Landlord has failed to rectify within a reasonable time and

(e)	that if a Portfolio Property is actually occupied at the Market Review Date the necessary consents for the use to which the Portfolio Property are then being put have been obtained

1.1.2	Disregarded Matters:

(a)
any effect on rent of any goodwill attached to a Portfolio Property by reason of the carrying on at the Portfolio Property by Elder Care Co or any undertenant or lawful occupiers or any predecessors in title of any business

(b)
any effect on rent of the fact that Elder Care Co or any undertenant or lawful occupiers or any predecessors in title have been in occupation of each of the Portfolio Property or any adjoining or nearby premises

(c)
any effect on rent of any alterations to each Portfolio Property made by Elder Care Co or any undertenant or any predecessors in title after the date of the Portfolio Lease at the sole expense of Elder Care Co or any undertenant or any predecessors in title and (where necessary) with the prior written consent of the Landlord under the Portfolio Lease

(d)	any effect on rent of any works or alterations to each Portfolio Property which reduce their rental value

1.1.3	Market Review Date: the relevant Break Date as described in clause 23 of the Portfolio Leases and subject to variation pursuant to this Agreement.

1.1.4
Open Market Rent: the yearly rent at which each Portfolio Property might reasonably be expected to be let after the expiry of any rent free period or other concession or inducement which would or might be given to an incoming tenant in the open market on the grant of a lease of the Portfolio Property at the Market Review Date for fitting out purposes only on a single letting as a whole by a willing landlord to a willing tenant without any premium or other consideration in the open market at the Market Review Date for a term commencing on the Market Review Date and of a length equal to 10 years with vacant possession and otherwise upon the terms of the Portfolio Lease (other than the amount of the Principal Rent but including the provisions for review of the Principal Rent at annual intervals (but not the Market Review Date provisions)) making the Assumptions but disregarding the Disregarded Matters.

1.1.5	President: the president for the time being of the Royal Institution of Chartered Surveyors.

1.1.5	Review Surveyor: a surveyor agreed upon by the Landlord and Elder Care Co or in default of agreement appointed by the President.

2.	Rent reviews

2.1	The Principal Rent payable under each Portfolio Lease during the year following a Market Review Date shall be as agreed or determined pursuant to this Schedule.

2.2	If in calculating the Principal Rent pursuant to paragraph 2.1 the following provisions shall apply to the Portfolio Properties:

2.2.1	the Open Market Rents for all Portfolio Properties shall be aggregated (Total OMR);

2.2.2
the Principal Rents at date immediately prior to the Market Review Date for all Portfolio Properties shall be aggregated and increased by 2.5% (Total PR), such that the Total PR shall equal the product obtained by multiplying

(a) the Principal Rent payable under the Portfolio Leases on the day immediately prior to the Market Review Date by (b) 1.025;

2.2.3
if the Total OMR is less than the Total PR, then the Principal Rent calculated for each Portfolio Property will apply and this paragraph shall have no further effect. For the avoidance of doubt, in such event the Principal Rent for each Portfolio Property for the year following the Market Review Date shall equal the product obtained by multiplying (a) the Principal Rent payable under the Portfolio Leases on the day immediately prior to the Market Review Date by (b) 1.025;

2.2.4
if the Total OMR is more than Total PR, then the Total OMR shall determine the Principal Rent payable under the Portfolio Lease. If Total OMR (on an annual basis) is more than the aggregate Principal Rent payable for the Portfolio Properties during the year preceding the Market Review Date multiplied by 1.10, then the increase in Principal Rent for the one year period following the Market Review Date shall be limited to the product obtained by multiplying (a) the Principal Rent payable under the Portfolio Leases on the day immediately prior to the Market Review Date by (b) 1.10; and in such event the Total OMR shall be allocated pro rata to the Portfolio Leases rateably to the passing Principal Rents as the new Principal Rents for each of the Portfolio Properties.

3.	Agreement or determination of the reviewed rent
The Open Market Rent for each Premises at the Market Review Date may be agreed in writing at any time between the Landlord and Elder Care Co but in the absence of agreement for all the Premises within the period up to the date that is 6 months prior to the Market Review Date but not before the commencement of such period either party may (whether before or after the Market Review Date) by notice in writing to the other require the Open Market Rent for each and every Premises where there is no agreement to be determined by the Review Surveyor.

4.	Appointment of Review Surveyor
In default of agreement between PropCo and Elder Care Co on the appointment of the Review Surveyor, the Review Surveyor shall be appointed by the President on the written application of either party, such application to be made not earlier than six months nor later than one month before the Market Review Date, provided that PropCo may not make such an application to the President until Elder Care Co has made an election or is deemed to have made an election in accordance with paragraph 5 of this Schedule.

5.	Functions of the Review Surveyor

5.1	The Review Surveyor shall act as either an arbitrator or an expert as Elder Care Co and Landlord may jointly elect or shall be deemed to have elected as provided for in paragraph 5.2 below

5.2
If the parties have not actually exercised their right of election 16 weeks before the Market Review Date (time being of the essence in respect of this paragraph 5.2) PropCo may at any time thereafter require Elder Care Co to do so by giving notice to Elder Care Co to that effect and if Elder Care Co has not done so within 28 days of receipt of such notice it shall be deemed to have elected for a reference to arbitration.

5.3
If the Review Surveyor refuses to act or is incapable of acting or dies or fails to give notice of his determination within the required period then either the Landlord or Elder Care Co may apply to the President to discharge the Review Surveyor and paragraph 4 will then apply in relation to the appointment of a replacement

5.4
The fees and expenses of the Review Surveyor if acting as an expert including the fee payable for his nomination shall be stated in the determination of the Review Surveyor but failing such statement the same shall be payable by the Landlord and Elder Care Co in equal shares who shall each bear their own costs fees and expenses

6.	Payments pending determination
If by the Market Review Date the Principal Rent payable from that Review Date has not been agreed or determined Elder Care Co shall (subject to the terms of the New Lease) continue to pay the Principal Rent at the rate previously payable, as escalated for Index Rent as provided in the Portfolio Leases

7.	Time not of the essence
Time shall not (save as in paragraph 5.2 of this Schedule expressly otherwise provided) be of the essence in respect of any provisions of this Schedule.

Schedule 5
List of Thunderbird Properties

#	Home	Title Number	Address
1	Abbeycrest Nursing Home	ON91174	Essex Way, Kennylands Road, Sonning Common, Reading RG4 9RG
2	Beaumont Villas	N/A	La Route de Beaumont, St. Peter, Jersey JE3 7HH
3	Beechwood Park Nursing Home	CLK6107	136 Main Street, New Sauchie, Alloa, Scotland FK10 3JZ
4	Bradbury House	EX647090	Bradbury House, New Street, Braintree CM7 1ES
5	Cedar House	NK183340	Church Road, Yelverton, Norwich, Norfolk NR14 7PB
6	Claydon House	ESX57608	8 Wallands Crescent, Stansfield Road, Lewes, Sussex BN7 2QT
7	Coppice Lea	SY550857 SY584960 and SY550984	Bletchingley Road, Merstham, Surrey RH1 3QN
8	Coxhill Manor	SY190554	Station Road, Chobham, Woking, Surrey GU24 8AU
9	Cranmer Court	SY214508 and SY322104	Old Farleigh Road, Warlingham, Surrey CR6 9PE
10	Deer Park View	TGL309650	Sandy Lane, Teddington
11	Denham Manor	BM86417	Halings Lane, Denham, Buckinghamshire UB9 5DQ
12	The Dormy House	BK299384	Ridgemount Road, Sunningdale, Berkshire SL5 9RL
13	East Hill House	SH9934 (a) SH9935 (b) SH9936 (c) SH9937 (d) SH9938 (e) SH9939 (f) HP470886 (g) HP368651 (h) HP382289 (i) HP477705 (j) HP571428 (k) HP475598 (l)
9A East Hill Drive, Hillbrow Road, Liss GU33 7RR
9 East Hill Drive, Hillbrow Road, Liss GU33 7RR
2 East Hill Drive, Hillbrow Road, Liss GU33 7RR
26 East Hill Drive, Liss GU33 7RR
Rose Cottage, East Hill Drive, Liss GU33 7RR North side of East Hill Drive, Liss GU33 7RR
The Old Forge, 24 East Hill Drive, Liss GU33 7RR
15B East Hill Drive, Liss GU33 7RR
Land lying to the north of East Hill Drive, Liss
11 East Hill Drive, Liss GU33 7RR
15A East Hill Drive, Liss GU33 7RR
Land lying to the north of East Hill Drive, Brow Hill, Liss

14	Ferfoot Nursing Home	WT147273	The Folly, Old Hardenhuish Lane, Chippenham, Wiltshire SN14 6HH
15	Fir Tree	K28024	30 St James Road, Tunbridge Wells, Kent TN1 2JZ
16	Forth Bay Nursing Home	FFE22826	Walker Street, Kincardine, Alloa FK10 4NJ
17	Frethey House	ST203951	Frethey Lane, Bishops Hull, Taunton, Somerset TA4 1AB
18	Galsworthy House	SGL237240	177 Kingston Hill, Kingston Upon Thames, Surrey KT2 7LX
19	The Garth	SY577382	The Garth, Tower Hill Road, Dorking
20	Gildawood Court	WK383188	Land lying on the south side of Park Avenue, Nuneaton, Warwickshire (School Walk, Attleborough, Nuneaton, Warwichkshire CV11 4PJ)
21	Heffle Court	ESX235202	Station Road, Hallsham, East Sussex TN21 8DR
22	Hillview Court Nursing Home	CLK7370	Whiteyetts, Sauchie, Clackmannanshire, Scotland FK10 3AQ
23	Hulcott Nursing Home	BM244758 BM142174 and BM314841	The Old Rectory, Hulcott, Aylesbury, Buckinghamshire
24	Huntercombe Hall	ON124921	Huntercombe Place, Nuffield, Henley on Thames, Oxfordshire RG9 5SB
25	Kingsclear	SY204727	Park Road, Camberley, Surrey GU15 2LN
26	Kippington	K714055	Grange Road, Oak Lane, Sevenoaks, Kent TN13 2PG
27	Knowle Park	SY565264 and SY663360	Knowle Lane, Cranleigh, Surrey GU6 8JL
28	L'Hermitage	N/A	L'Hermitage Gardens, La Route de Beaumont, St. Peter, Jersey JE3 7HH
29	Magna Nursing Home	DT59283	Arrowsmith Road, Wimborne, Dorset BH21 2BQ
30	Marchglen Nursing Home	CLK11530	2 Gannel Hill View, Fishcross, Alloa, Clackmannanshire FK10 3GN
31	Mill House	GR291645	Sheep Street, Chipping Campden, Gloucestershire GL55 6DR
32	Miranda House	WT139689	High Street, Wootton Bassett, Swindon, Wiltshere SN4 7HA
		WT131191	The Old Presbytery, 77 High Street, Wootton Bassett, Swindon, Wiltshere SN4 7HA
33	Moorlands	SY562850	MacDonald Road, Lightwater, Surrey GU18 5US
34	Mount Pleasant	DY231958	Off Hollow Lane, Winshill, Burton on Trent DE15 0DR
35	Oak Manor Nursing Home	NK354632	Scarning, Dereham, Norfolk NR19 2PG
36	Oaken Holt	ON89188 ON161949 ON89187	Oaken Holt House, Eynsham Road, Farmoor, Oxford OX2 9NL
37	Rectory House	WSX119857	West Street, Stompting, Lancing BN15 0DA
38	Rendlesham	SK269053	Suffolk Drive, Rendlesham, Suffolk IP12 2TP
39	Scoonie Care Home	FFE72109 FFE49435 FFE40254	Scoone House, Windy Gates Road, Leven, Fife KY8 4DP
40	St Georges House	AV219115	Kenn Road, St Georges, Bristol BS5 7PD
41	Strathview Care Home	FFE28660	Carswell Wynd, Auchtermuchty, Fife KY14 7FG
42	Sundridge Court Nursing Home	SGL563638	19 Edward Road, Bromley, Kent BR1 3NG
43	Tall Trees	ON138668 ON204428	Burford Road, Shipton Under Wychwood, Oxfordshire OX7 6DB
44	Walstead Place	SX147321	Scaynes Hill Road, Walstead, Haywards Heath, Sussex RH16 2QG

Schedule 6
Property Strategic Capital Expenditure

1.
No Property Strategic Capital Improvement shall be made to a Portfolio Property without the applicable Landlord’s prior written approval save that Elder Care Co shall have the right to make a Property Strategic Capital Improvement with respect to a Portfolio Property without the consent of the applicable Landlord if the cost for such Property Strategic Capital Improvement does not in the aggregate for each Portfolio Property exceed £10,000 in any period of twelve (12) consecutive months. All other Property Strategic Capital Improvements shall be made only after Elder Care Co has received the applicable Landlord’s prior written approval of (i) Elder Care Co’s budget for the Capital Improvement Costs for the Property Strategic Capital Improvements and (ii) the construction and development plans and specifications prepared for the Property Strategic Capital Improvement (which approval shall not be unreasonably withheld or delayed).

2.
For any Property Strategic Capital Improvement which does not require the approval of the Landlord, Elder Care Co shall, prior to commencing construction of such Property Strategic Capital Improvement, provide to the Landlord a written description of such Property Strategic Capital Improvement and on an ongoing basis supply the Landlord with related documentation and information as the Landlord may reasonably request.

3.
If Elder Care Co wishes to make a Property Strategic Capital Improvement for which the Landlord’s approval is required and given, then the Landlord shall (subject to the provisions of this Schedule) be obliged to fund the Capital Improvement Costs of the same as approved by Landlord in accordance with the provisions of this Schedule.

4.
Elder Care Co shall submit to the Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, consents, contracts and other information concerning the proposal as the Landlord may reasonably request. Such description shall indicate the use or uses to which such Property Strategic Capital Improvement will be put and the impact, if any, on current and forecasted revenues and operating income attributable thereto. It shall be reasonable for Landlord to condition its approval of any Property Strategic Capital Improvement upon any or all of the following terms and conditions:

4.1	Such construction shall be effected pursuant to detailed plans and specifications approved by the Landlord (which approval shall not be unreasonably withheld or delayed);

4.2
Such construction shall be conducted under the supervision of an architect or engineer selected by Elder Care Co and approved by the Landlord, (which approval shall not be unreasonably withheld or delayed);

4.3	The Landlord’s receipt, from the contractor and/or (as applicable) major professional team members of a warranty or third party rights and in a form reasonably satisfactory to the Landlord; and

5.	Elder Care Co shall provide the Landlord with the following prior to any advance of funds:

5.1	Confirmation that the Property Strategic Capital Improvement upon completion will be in accordance with the Authorised Use (as said term is defined in the Portfolio Lease);

5.2	A statement and, if reasonably requested, a certificate from Elder Care Co’s architect or project manager detailing the projected or actual Capital Improvement Costs;

5.3
An amendment to the applicable Portfolio Lease, in a form reasonably agreed to by Elder Care Co and the Landlord, providing for an increase in the Principal Rent by an amount equal to the product obtained by multiplying (i) the portion of the Property Strategic Capital Improvements costs disbursed to or for the benefit of Elder Care Co by (ii) 7.5%, with future increases of rent required hereunder being based upon said escalated rental amount. Should the parties fail to execute such amendment, the increases in Principal Rent resulting from payments of Property Strategic Capital Improvements costs shall be effective automatically as of the date or dates on which same are disbursed to or for the benefit of Elder Care Co;

5.4
A deed conveying title to the Landlord to any land acquired for the purpose of constructing the Property Strategic Capital Improvement free and clear of any encumbrances except those approved by Landlord;

5.5	Such site assessments, surveys and information reasonably required by the Landlord.

6.	The Landlord shall be entitled to refuse to fund a Property Strategic Capital Improvement if, among other reasons:

6.1	it has already in the aggregate funded Property Strategic Capital Improvements on the Thunderbird Properties which when added to the requested funding in question exceed £5,000,000;

6.2
the request to fund a Property Strategic Capital Improvement is received prior to the first anniversary of the initial Rent Commencement Date of the Portfolio Leases (the “First Application Period”) and Landlord has already funded Property Strategic Capital Improvements on the Thunderbird Properties during said period which, when added to the requested funding in question, exceed £2,000,000;

6.3	the request to fund a Property Strategic Capital Improvement is received on or after the first anniversary, but prior to the second anniversary, of the initial Rent
Commencement Date of the Portfolio Leases (the “Second Application Period”) and Landlord has already funded Property Strategic Capital Improvements on the Thunderbird Properties (i) during said period which, when added to the requested funding in question, exceed £1,000,000 plus the portion of the maximum expenditure permitted under clause 19.2.6(b) that was not requested during the period stated in said section and/or (ii) during said period and prior thereto exceed £3,000,000;

6.4
the request to fund a Property Strategic Capital Improvement is received on or after the second anniversary, but prior to the third anniversary, of the initial Rent Commencement Date of the Portfolio Properties (the “Third Application Period”) and Landlord has already funded Property Strategic Capital Improvements on the Thunderbird Properties (i) during said period which, when added to the requested funding in question, exceed £1,000,000 plus the portion of the maximum expenditure permitted under clauses 19.2.6(b)–(c) that was not requested during the periods stated in said sections and/or (ii) during said period and prior thereto exceed £4,000,000;

6.5
the request to fund a Property Strategic Capital Improvement is received on or after the third anniversary, but prior to the fourth anniversary, of the initial Rent Commencement Date of the Portfolio Properties (the “Fourth Application Period”) and Landlord has already funded Property Strategic Capital Improvements on the Thunderbird Properties (i) during said period which, when added to the requested funding in question, exceed £1,000,000 plus the portion of the maximum expenditure permitted under clauses 19.2.6(b)–(d) that was not requested during the periods stated in said sections and/or (ii) during said period and prior thereto exceed £5,000,000;

6.6
the request to fund a Property Strategic Capital Improvement is received on or after the fourth anniversary, but prior to the fifth anniversary, of the initial Rent Commencement Date of the Portfolio Properties (the “Fifth Application Period”) and Landlord has already funded Property Strategic Capital Improvements on the Thunderbird Properties (i) during said period which, when added to the requested funding in question, exceed £1,000,000 plus the portion of the maximum expenditure permitted under clauses 19.2.6(b)–(e) that was not requested during the periods stated in said sections and/or (ii) during said period and prior thereto exceed £5,000,000; or

6.7
Elder Care Co is in default of a material obligation under this Agreement or of any Portfolio Lease (including without limitation the obligation to pay Principal Rent and/or an Event of Insolvency has occurred at the time the request for funding is made) after the expiration of the notice and cure period expressly stated in this Lease.

Additionally, Landlord shall have no obligation to fund any Property Strategic Capital Improvement cost following the fifth (5th) anniversary of the initial Rent Commencement Date of the Portfolio Leases, even if less than £5,000,000 has been disbursed as of said date.

7.
The annual limits in paragraph 6(b)-(g) above may be exceeded by up to £200,000 if Elder Care Co so requests because of its “programme of works and the Landlord consents (such consent not to be unreasonably withheld or delayed), provided that the foregoing shall not serve to increase the overall cap of £5 million stated in paragraph 6(a).

8.	The following shall be a condition precedent to a Landlord’s obligation to fund any portion of the cost of the Property Strategic Capital Improvement:

8.1
For a funding request made with respect to the First Application Period, the Lease Coverage Ratio for the Portfolio Properties for the three (3) full calendar months preceding the Quarter Day on which the Landlord receives the payment application, or if not received on a Quarter Day, preceding the immediately prior Quarter Day (taken as one accounting period) shall be at least 1.35:1.00;

8.2
For a funding request made with respect to the Second Application Period, the Lease Coverage Ratio for the Portfolio Properties for the three (3) full calendar months preceding the Quarter Day on which the Landlord receives the payment application, or if not received on a Quarter Day, preceding the immediately prior Quarter Day (taken as one accounting period) shall be at least 1.40:1.00;

8.3
For a funding request made with respect to the Third Application Period, the Lease Coverage Ratio for the Portfolio Properties for the six (6) full calendar months preceding the Quarter Day on which the Landlord receives the payment application, or if not received on a Quarter Day, preceding the immediately prior Quarter Day (taken as one accounting period) shall be at least 1.45:1.00;

8.4
For a funding request made with respect to the Fourth Application Period, the Lease Coverage Ratio for the Portfolio Properties for the six (6) full calendar months preceding the Quarter Day on which the Landlord receives the payment application, or if not received on a Quarter Day, preceding the immediately prior Quarter Day (taken as one accounting period) shall be at least 1.55:1.00;

8.5
For a funding request made with respect to the Fifth Application Period, the Lease Coverage Ratio for the Portfolio Properties for the six (6) full calendar months preceding the Quarter Day on which the Landlord receives the payment application, or if not received on a Quarter Day, preceding the immediately prior Quarter Day (taken as one accounting period) shall be at least 1.60:1.00;

provided that, for purposes of this clause, the Lease Coverage Ratio shall be calculated by including “CapEx Rent” (in addition to Principal Rent) in the calculation of Aggregate Earnings and Principal Rent. As used herein, the term “CapEx Rent” shall equal the product obtained by multiplying (i) the amount of the Property Strategic Capital Improvement cost for which Elder Care Co is requesting payment in the current payment application, plus the total amount of all Property Strategic Capital Improvement cost previously paid by Landlord under all of the Portfolio Leases by (ii) 7.5%.

9.
The Landlord’s funding will be advanced in stages against a certificate from Elder Care Co’s project manager or architect that equivalent sums are falling due or have fallen due for payment as part of the Property Strategic Capital Improvement (together with valid VAT invoices and evidence of payment).

10.
Whenever Landlord’s approval is required to a business case under this clause the Landlord will approve or refuse its approval within 20 Working Days (and if it refuses it shall provide reasons for its refusal)

11.
If the Landlord refuses to provide requested Property Strategic Capital Improvement funding then Elder Care Co may proceed with the Improvement (subject to the other terms of this Agreement and the applicable Portfolio Lease, including the obligations contained in clause 8.4 of the Master Lease) and Elder Care Co may offer to the Landlord to (retrospectively) fund the Improvement in return for a rental adjustment post-completion if it so wishes; however the Landlord shall have no obligation to do so.

12.	Whether or not Landlord’s approval is required, for all Property Strategic Capital Improvements Elder Care Co shall comply with the obligations contained in clause 8.4 of the Lease.

13.
Landlord shall have no obligation to fund Property Strategic Capital Improvements if a tenant under any Portfolio Lease is in default of a Portfolio Lease beyond the expiration of any notice and cure period expressly provided for in the Portfolio Lease, as the case may be.

The minimum amount payable by a Landlord in connection with an application to fund pursuant to this Schedule shall be £50,000.00, except for the final payment of the amount available. Sums shall be payable by Landlord under this clause with respect to all Portfolio Leases no more frequently than monthly. Sums paid by Landlord under this clause shall be disbursed only to pay (i) the cost of materials used to construct the Property Strategic Capital Improvements and the cost of labor provided to construct the Property Strategic Capital Improvements, and (ii) design costs, professional fees, the costs of license and permits, or other costs and expenses, provided that the Property Strategic Capital Improvements funds shall be used to pay only those expenses enumerated on a budget approved by Landlord as provided herein
Schedule 7
Deed of Adherence
THIS DEED OF ADHERENCE is made on 20••
BY:
[insert name of GA REIT Affiliate] of [insert address of GA REIT Affiliate] (GA REIT Affiliate) in favour of the persons whose names are set out in the schedule to this deed and is supplemental to the Agreement in respect of the leasing of the Caring Homes Elderly Care Home Portfolio and other matters relating to Caring Homes Healthcare Group Limited, formerly known as Myriad Healthcare Limited (Elder Care Co) and its subsidiaries dated [_•_] 2013 between (1) Myriad Healthcare Limited, (2) Caring Homes Healthcare Group Limited (3) Consensus Support Services Limited, (4) Consensus Holdco Limited, (5) Consensus Newco Limited, (6) GA HC REIT II U.K. SH Acquisition Limited, (7) Paul Jeffery, (8) Glentworth House Limited, (9) Walstead Place Residential Home Limited, (10) Caring Homes (L’Hermitage) Limited and (11) MHL Holdco Limited (the Agreement).
GA REIT Affiliate intends to acquire one or more properties that will become Portfolio Property and to lease the same to Elder Care Co upon the terms of a Portfolio Lease subject to GA REIT Affiliate entering into this deed.
GA REIT AFFILIATE UNDERTAKES AS FOLLOWS:
GA REIT Affiliate confirms that it has read a copy of the Agreement and the documents referred to therein and covenants with each person named in the schedule to this deed to perform and be bound by all the terms of the Agreement applicable to PropCo either generally or specifically in respect of the Portfolio Properties now or hereafter to be acquired by GA REIT Affiliate as if GA REIT Affiliate were named in the Agreement as a party thereto.
This deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this deed or its formation) shall be governed by and construed in accordance with English law.
IN WITNESS whereof this deed has been executed by GA REIT Affiliate and is intended to be and is hereby delivered on the date first above written.
[Schedule to Deed to include all parties (including by way of earlier Deeds of Adherence) to the Agreement.]

Schedule 8
PJ Related Party Activities

LOP Investments = PJ alone and owns a property in Italy
Whitegates Ltd = Trading home in Westfield Sussex – Paul and his brother Robert (RJ)
Marshcall Ltd = PJ alone owns a freehold in Ipswich for Supported Living residents – Lime Tree Housing Ltd is the Tenant and provides the tenancies.  LTH =PJ alone.
Jeffery Investments Ltd = PJ alone and owns a residential block as Landlord.
Kingarth Ltd = PJ alone and operates a LD Home in Bury
Willowbeech Ltd = PJ alone and operates a LD Home in Bournemouth
First Care Homes (Ipswich)Ltd/Park View Care Homes (Ipswich)Ltd = Care Home in Ipswich – PJ/RJ/HJ (Helena, Paul’s mother)
CAP 11 Ltd = Property Company (holding investments, some of which are used for staff accommodation and rented, together with two other houses which are rented out), PJ/Craig Griffin.
Antra = JV Myriad – Lawgra. The site being developed by this joint venture company is not longer being developred and the site is being sold (near exchange of contracts).
Caring Building Account Ltd  (A dormant company that has not traded, established but never used).
Caring People Ltd = Recruitment Co/ HJ and husband.

Schedule 9
Gretton Homes
The following comprise the Gretton Homes:

Bannigans
19 High Street
Corby Old Village
Corby
Northants
NN17 1UX

Clare House
50 Doune Road
Dunblane
Stirlingshire
FK15 9HR

Fletton Avenue
35 Fletton Avenue
Peterborough
Cambridgeshire
PE2 8AX

Gretton House
3 High Street
Gretton
Northants
NN17 3DE

Haydock House
89 Rockingham Road
Kettering
Northants
NN16 9HX
Schedule 10
Homes within Five Miles of Each Other

The following homes are within five miles of each other:
A)
1.    Deer Park View
Sandy Lane
Teddington;

2.    Galsworthy House
Kingston Hill
Kingston upon Thames
KT2 7LX;

3.    The Home of Compassion
High Street
Thames Ditton
KT7 0TS; and

4.    The Pines
104 West Hill
Putney
London
SW15 2UQ.

B)
1.    Abbey Crest Nursing Home
Essex Way
Sonning Common
Reading
RG4 9RG; and

2.    Huntercombe Hall Nursing Home
Huntercombe Place
Nuffield
Henley-on-Thames
RG9 5SE.

C)
1.    Moorlands Nursing Home
Macdonald Road
Lightwater
GU18 5US;

2.    Dormy House
Ridgemount Road
Ascot
SL5 9RL;

3.    Kingsclear Nursing Home
Park Road
Camberley
GU15 2LN; and

4.    Coxhill Manor Nursing Home
Station Road
Chobham
Woking
GU24 8AU.

D)
1.    Beechwood Park Nursing Home
136 Main Street
Sauchie
Alloa
FK10 3JZ;

2.    Forth Bay Nursing Home
Walker Street
Kincardine
Alloa
FK10 4NT; and

3.    Hillview Court Nursing Home
Sauchie
Alloa.

Signed by Peter Hill for and on behalf of Myriad Healthcare Limited	/s/ Peter Hill Director
Signed by Peter Hill for and on behalf of Caring Homes Healthcare Group Limited	/s/ Peter Hill Director
Signed by Peter Hill for and on behalf of Consensus Support Services Limited	/s/ Peter Hill Director
Signed by Peter Hill for and on behalf of Consensus Holdco Limited	/s/ Peter Hill Director
Signed by Peter Hill for and on behalf of Consensus Newco Limited	/s/ Peter Hill Director
Signed by Mathieu Streiff for and on behalf of GA HC REIT II U.K. SH Acquisition Ltd	/s/ Mathieu Streiff Director
Signed by Paul Jeffery	/s/ Nigel Schofield Acting under power of attorney dated 5 July 2013
Signed by Peter Hill for and on behalf of Glentworth House Limited	/s/ Peter Hill Director
Signed by Peter Hill for and on behalf of Walstead Place Residential Home Limited	/s/ Peter Hill Director
Signed by Peter Hill for and on behalf of Caring Homes (L’Hermitage) Limited	/s/ Peter Hill Director
Signed by Peter Hill for and on behalf of MHL Holdco Limited	/s/ Peter Hill Director

Signed as a deed on behalf of GRIFFIN-AMERICAN HEALTHCARE REIT II, INC a company incorporated in the United States of America in the state of Maryland, by Mathieu Streiff, being a person who is acting under the authority of the company
) ) ) ) ) ) )	Signature(s) /s/ Mathieu Streiff
Authorised signatory